EXECUTION COPY

PURCHASE AGREEMENT

AMONG

TECUMSEH PRODUCTS COMPANY,

FASCO INDUSTRIES, INC.,

MOTORES FASCO DE MEXICO

AND

REGAL BELOIT CORPORATION

____________________________________________

Dated as of July 3, 2007

TABLE OF CONTENTS
Page
ARTICLE 1	SALE AND PURCHASE	2

1.1	Sale and Purchase of Shares	2

1.2	Sale and Purchase of Assets	2

ARTICLE 2	PURCHASE PRICE AND PAYMENT	6

2.1	Purchase Price	6

2.2	Adjustments to Initial Purchase Price	6

2.3	Payment of Initial Purchase Price and Adjustment Amount	8

2.4	Escrow Arrangements	9

2.5	Purchase Price Allocation	9

ARTICLE 3	CLOSING AND TERMINATION	9

3.1	Closing Date	9

3.2	Termination of Agreement	10

3.3	Procedure Upon Termination	10

3.4	Effect of Termination	10

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	11

4.1	Organization and Good Standing	11

4.2	Authorization of Agreement	11

4.3	Capitalization	11

4.4	Subsidiaries	12

4.5	Corporate Records	12

4.6	Conflicts; Consents of Third Parties	12

4.7	Ownership and Transfer of Shares and Transferred Assets	13

4.8	Financial Statements	13

4.9	No Undisclosed Liabilities	14

4.10	Absence of Certain Developments	14

4.11	Certain Tax Matters	15

4.12	Real Property	17

4.13	Tangible Property	18

4.14	Technology and Intellectual Property	18

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4.15	Material Contracts	19

4.16	Employee Benefits	21

4.17	Labor	23

4.18	Litigation	24

4.19	Compliance with Laws; Permits	24

4.20	Environmental Matters	24

4.21	Financial Advisors	25

4.22	Insurance	25

4.23	Certain Payments	25

4.24	Relationships with Related Persons	25

4.25	Inventory	25

4.26	Major Customers and Suppliers	26

4.27	Product Warranty and Product Liability	26

4.28	No Other Representations or Warranties	26

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PURCHASER	27

5.1	Organization and Good Standing	27

5.2	Authorization of Agreement	27

5.3	Conflicts; Consents of Third Parties	27

5.4	Litigation	28

5.5	Investment Intention	28

5.6	Financial Advisors	28

5.7	Sufficiency of Funds	28

ARTICLE 6	COVENANTS	28

6.1	Access to Management	28

6.2	Conduct of Business Pending the Closing	29

6.3	Employee Matters	30

6.4	Preservation of Records	34

6.5	Publicity	34

6.6	Use of Names	34

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6.7	Insurance	35

6.8	Reasonable Commercial Efforts	36

6.9	Contacts with Suppliers, Employees and Customers	37

6.10	Sellers Commitments	37

6.11	Intellectual Property Covenants	37

6.12	Notification	37

6.13	Estoppel Certificates	38

6.14	Pre-Closing Environmental and Excluded Liabilities	38

6.15	Transition Services Agreement	38

6.16	Supply Agreements	38

6.17	Noncompetition; Confidentiality	38

6.18	Title Insurance	40

6.19	Survey	40

6.20	Employer Substitution Agreement	40

ARTICLE 7	CONDITIONS TO CLOSING	41

7.1	Condition Precedent to Obligations of Purchaser	41

7.2	Condition Precedent to Obligations of Sellers	42

7.3	Conditions to Each Party’s Obligations	42

ARTICLE 8	DOCUMENTS TO BE DELIVERED	43

8.1	Documents to be Delivered by the Sellers	43

8.2	Documents to be Delivered by the Purchaser	44

ARTICLE 9	INDEMNIFICATION	45

9.1	General Indemnification	45

9.2	Limitations on Indemnification for Breaches of Representations and Warranties	46

9.3	Limitations on Indemnification for Environmental Liabilities	46

9.4	Survival of Representations and Warranties and Covenants	47

9.5	General Indemnification Procedures	48

9.6	Tax Matters	50

9.7	Exclusive Remedies	54

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9.8	Adjustments for Insurance and Tax Benefits	54

9.9	Treatment of Indemnity Payments	55

ARTICLE 10	MISCELLANEOUS	55

10.1	Certain Definitions	55

10.2	Payment of Transfer Taxes	64

10.3	Expenses	64

10.4	Further Assurances	64

10.5	Governing Law	64

10.6	Submission to Jurisdiction; Consent to Service of Process	64

10.7	Entire Agreement; Amendments and Waivers	65

10.8	Table of Contents and Headings	65

10.9	Notices	65

10.10	Severability	66

10.11	Binding Effect; No Third Party Beneficiaries; Assignment	66

10.13	Disclosure Schedules	67

10.14	Rules of Construction	67

10.15	Counterparts	67

10.16	Prorations	68

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TABLE OF ANNEXES AND SCHEDULES

Schedules

SCHEDULE	NAME

Schedule 1.2.1(a)	Transferred Personal Property
Schedule 1.2.1(c)	Assumed Contracts
Schedule 1.2.1(d)	Transferred Real Property
Schedule 1.2.1(o)	Transferred Equipment, Tools, Dies and Inventory at Paris, TN
Schedule 1.2.2(f)	Excluded Assets
Schedule 2.3.1	Sellers’ Accounts
Schedule 2.3.4	Purchaser’s Accounts
Schedule 2.4.2	Settlement Escrow Provisions
Schedule 2.5	Purchase Price Allocation
Schedule 4.4	Subsidiaries
Schedule 4.6.1	Conflicts
Schedule 4.6.2	Required Consents and Approvals – Sellers
Schedule 4.7	Ownership and Transfer of Shares and Transferred Assets
Schedule 4.8	Financial Statements
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Certain Developments
Schedule 4.11	Tax Matters
Schedule 4.12	Company Properties
Schedule 4.13.1	Tangible Personal Property
Schedule 4.13.2	Assets Not Transferred
Schedule 4.13.4	Condition of Transferred Assets
Schedule 4.14.1	Registered Patents, Trademarks and Copyrights (and Applications therefor) Included in Fasco U.S. Intellectual Property
Schedule 4.14.2	Third Party Owners of Fasco U.S. Intellectual Property
Schedule 4.14.3	Assignments, Transfers, Conveyances or Encumbrances of Fasco U.S. Intellectual Property
Schedule 4.14.4	Challenges to Validity and Enforceability of Fasco U.S. Intellectual Property
Schedule 4.14.5	Third Party Infringement on or Violation of Fasco U.S. Intellectual Property
Schedule 4.14.6.1	IP/Technology Used and Not Owned by the Company to Be Licensed to the Company
Schedule 4.14.6.2	IP/Technology Used and Not Owned by the Company Subject to Third-Party Licenses
Schedule 4.14.7	Company Royalty Obligations
Schedule 4.14.8	Alleged Infringements of Third Party Trademark, Copyright or Trade Secret Rights
Schedule 4.15A	Material Contracts
Schedule 4.15B	Validity of Material Contracts

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SCHEDULE	NAME
Schedule 4.16.1	Employee Benefit Plans
Schedule 4.16.2	Transferred Company Plans
Schedule 4.17.1	Labor
Schedule 4.18	Litigation
Schedule 4.19	Compliance with Laws; Permits
Schedule 4.20	Environmental Matters
Schedule 4.22	Insurance
Schedule 4.24	Related Party Transactions
Schedule 4.26.1	Major Customers
Schedule 4.26.2	Major Suppliers
Schedule 4.27	Product Liability Claims
Schedule 5.3.2	Consents, Waivers and Approvals
Schedule 5.6	Purchaser’s Financial Advisors
Schedule 5.7.2	Sources of Purchaser’s Financing
Schedule 6.2	Conduct of Business Pending the Closing
Schedule 6.10	List of Commitments
Schedule 6.17	Competitive Businesses of Tecumseh
Schedule 7.1.4	Consents Condition Precedent to Purchaser’s Obligation to Purchase
Schedule 7.1.7	Corrective Actions
Schedule 8.1.12	Payments or Obligations to be Satisfied on or Prior to Closing
Schedule 9.1.1.3	Seller Retained Losses

Annexes

Annex A	Companies
Annex B	Accounting Principles

Exhibits

Exhibit 6.17.1	Tecumseh Europe Motor Products

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PURCHASE AGREEMENT

      PURCHASE AGREEMENT, dated as of July 3, 2007 (this “Agreement”), by and among Regal Beloit Corporation, a corporation organized and existing under the laws of the State of Wisconsin (the “Purchaser”), Tecumseh Products Company, a corporation organized and existing under the laws of the State of Michigan (“Tecumseh”), Fasco Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (“Fasco U.S.”) and Motores Fasco de Mexico, S. de R.L. de C.V., a corporation organized and existing under the laws of  Mexico (“Fasco Mexico”).  Each of Tecumseh, Fasco U.S. and Fasco Mexico are sometimes referred to herein as a “Seller” and, collectively, as the “Sellers”.  Each of Fasco U.S. and Fasco Mexico are sometimes referred to herein as an “Asset Seller” and, collectively, as the “Asset Sellers”.

W I T N E S S E T H:

WHEREAS, Tecumseh owns all of the issued and outstanding shares of capital stock or other form of equity of the companies set forth on Annex A (each a “Company” and, collectively, the “Companies”), except as otherwise indicated thereon; and

WHEREAS, the capital stock or other form of equity of the companies set forth on Schedule 4.4 (each a “Subsidiary” and, collectively, the “Subsidiaries”), is owned by the Company, Companies, and Persons indicated on Schedule 4.4;

WHEREAS, Tecumseh is, through the Companies and Subsidiaries, presently engaged in the business of designing, manufacturing and selling the Products (as hereinafter defined); such business and Products collectively, and as conducted and developed, designed, manufactured, marketed and sold on the date hereof, the “Acquired Business”;

WHEREAS, Tecumseh wishes to sell, and to cause to be sold by the other Sellers, to the Purchaser, and the Purchaser desires to purchase from the Sellers, (i) all of the Shares and (ii) certain of the assets of the Asset Sellers, for the purchase price and upon the terms and conditions hereinafter set forth.  In addition, the Purchaser wishes to assume, and Tecumseh wishes to have the Purchaser assume, certain liabilities of the Asset Sellers, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in addition to the Acquired Business, Tecumseh is also engaged in several other lines of business (the “Other Businesses”).  Except as expressly provided herein, Tecumseh and its affiliates will retain all assets, properties, rights, liabilities and obligations related to and/or associated with the Other Businesses; and

WHEREAS, certain terms used in this Agreement are defined in Section 10.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE 1

SALE AND PURCHASE

        1.1  Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Sellers shall sell, assign, transfer, convey and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Sellers.  The purchase and sale of the Shares pursuant to this Agreement shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

1.2  Sale and Purchase of Assets.

1.2.1  Transferred Assets.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Tecumseh shall, or shall cause to be sold, conveyed, assigned, transferred or delivered, and shall cause the Asset Sellers to, sell, convey, assign, transfer and deliver, to the Purchaser (or upon the Purchaser’s request, to one or more wholly-owned subsidiaries of the Purchaser as designated by the Purchaser), free and clear of all Liens, except for Permitted Exceptions, and the Purchaser shall purchase, acquire and accept from the Asset Sellers, all of the assets, properties, rights, licenses, Contracts (or portions thereof or rights thereunder) and businesses, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned, leased or licensed by the Asset Sellers and used in the conduct of the operation of the Acquired Business by the Asset Sellers as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet of such Asset Seller and not disposed of in the ordinary course of business consistent with past practice as permitted by this Agreement, and all assets of the Acquired Business acquired by the Asset Sellers after the Balance Sheet Date and prior to the Closing as permitted by this Agreement (collectively, the “Transferred Assets”), including all right, title and interest of the Asset Sellers in, to and under:

(a)  all personal property and interests therein, including machinery, equipment, dies, tooling, molds, supplies, furniture, office equipment, software, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible personal property used or held for use in the conduct of the operation of the Acquired Business, including the items listed on Schedule 1.2.1(a);

(b)  all raw materials, work-in-process, finished goods (including those in transit), supplies, components, service and replacement parts and other inventories used or held for resale in the conduct of the operation of the Acquired Business, together with related packaging materials;

(c)  subject to Section 1.2.5, all rights under Contracts that relate to the Acquired Business (the “Assumed Contract Rights”) listed on Schedule 1.2.1(c);

(d)  the owned and leased real property listed on Schedule 1.2.1(d);

(e)  all accounts, drafts, notes and other receivables that relate to the Acquired Business;

(f)  all rights of the Asset Sellers relating to deposits and prepaid expenses, claims for refunds (excluding Tax refunds) and rights to offset in respect thereof, in each case as of the Closing Date, including lease and rental payments, to the extent relating to the Acquired Business;

(g)  all of the Asset Sellers’ causes of action against third parties relating to the Transferred Assets or any Assumed Liability, including rights under manufacturers’ and vendors’ warranties;

(h)  all Fasco Intellectual Property;

(i)  all other proprietary rights and intangible property rights relating to the Acquired Business that are transferable;

(j)  all transferable licenses, permits or other governmental authorizations used in the conduct of the operation of the Acquired Business;

(k)  all books, records, files and papers, whether in hard copy or computer format, used in the conduct of the operation of the Acquired Business, including engineering information, sales and promotional literature, catalogs, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records and copies of any information relating to Taxes imposed on the Acquired Business;

(l)  all computer source codes, programs, software and data, including all machine readable code, printed listings of code, documentation and related property and information, owned by the Asset Sellers and used in the conduct of the operation of the Acquired Business;

(m)  all insurance benefits, including rights and proceeds, arising from or relating to the Assumed Liabilities or any loss or damage with respect to the other Transferred Assets occurring prior to the Closing;

(n)  all goodwill associated with the Acquired Business, including that arising out of or associated with any of the Fasco Intellectual Property; and

(o)  the tools and dies located at Tecumseh’s Paris, Tennessee facility used to produce or manufacture components, materials, supplies and other products for the Acquired Business, including the items listed on Schedule 1.2.1(o).

1.2.2  Excluded Assets.  The Sellers and the Purchaser expressly agree that the following assets and properties of the Asset Sellers (the “Excluded Assets”) shall be retained by Tecumseh and the Asset Sellers, and shall be excluded from the Transferred Assets, notwithstanding any other provision of this Agreement:

(a)  all cash on hand or held by any bank or other third Person;

(b)  except as forth on Schedule 1.2.1(d), all owned and leased real property and other interests in real property;

(c)  the Asset Sellers’ employee benefit plans, programs, arrangements and agreements (including any retirement and retirement health benefit plans, programs, arrangements and agreements and collective bargaining agreements, but not including agreements listed on Schedule 1.2.1(c)), other than the Mexico Employee Liabilities;

(d)  any assets sold or otherwise disposed of in the ordinary course of business consistent with past practice and not in violation of any provisions of this Agreement during the period from the Balance Sheet Date to the Closing Date;

(e)  all causes of action (including counterclaims) and defenses against third parties relating to the Excluded Assets and the Excluded Liabilities;

(f)  the assets and properties listed on Schedule 1.2.2(f); and

(g)  any assets of the Other Businesses not included in the Transferred Assets under Section 1.2.1.

1.2.3  Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby agrees, effective at the Effective Time, to assume and agree to pay, discharge and perform only the following liabilities of the Asset Sellers (collectively, the “Assumed Liabilities”) (except with respect to items to be prorated pursuant to Section 10.16, which items shall be settled in accordance with Section 10.16):

(a)  all liabilities and obligations of the Acquired Business reflected on the Closing Balance Sheet, but only in the amounts so reflected; and

(b)  all liabilities and obligations of the Acquired Business arising after the Closing under the Assumed Contract Rights.

1.2.4  Excluded Liabilities.  The Purchaser is not assuming or agreeing to pay or discharge any of the liabilities or obligations of Tecumseh or the Asset Sellers that are not expressly assumed by the Purchaser under Section 1.2.3 including any of the following (all liabilities and obligations other than the Assumed Liabilities are herein referred to as the “Excluded Liabilities”) (except with respect to items to be prorated pursuant to Section 10.16, which items shall be settled in accordance with Section 10.16):

(a)  any indebtedness for borrowed money;

(b)  any liability or obligation relating to or arising under any Excluded Asset;

(c)  any Pre-Closing Environmental Liability;

(d)  any liability, indebtedness or obligation of an Affiliate of Tecumseh owed or payable to an Affiliate of Tecumseh, including but not limited to Intercompany Payables and Inter-Division Investment Account;

(e)  any liability or obligation for Taxes, benefits, contributions to pension or multiemployer plans, compensation and employment-related matters, including any liability or obligation relating to or arising under any Company Plans or the Mexican Federal Labor Law, other than those liabilities and obligations under the Transferred Company Plans expressly assumed by the Purchaser pursuant to Section 6.3;

(f)  except for Transfer Taxes (which shall be paid in accordance with Section 10.2), any liability for Taxes (including those derived from any unbalance between the balance of inventories pursuant to temporary import pedimentos and their physical inventory of Fasco Mexico) applicable to, imposed upon or arising out of the sale or transfer of the Transferred Assets or any other transaction contemplated by this Agreement, including any income, transfer, sales, use, gross receipts or documentary stamp taxes and all penalties and interest related thereto;

(g)  any liability or obligation relating to or arising out of claims for workers’ compensation or employer’s liability or other occupational disease or injury claims brought by, or in respect of, any employees or former employees of the Acquired Business, including the Employees as defined in Section 6.3.1, which claims arise in whole or in part out of events occurring or conditions existing on or prior to the Closing Date;

(h)  any liability or obligation to provide parts or service on, or to replace, repair or recall, any products manufactured or sold by the Acquired Business on or prior to the Closing Date, and any other liabilities and obligations related to warranty claims in regards to such products (“Product Warranty Liabilities”), but in each case (i) if such liability or obligation is actually limited by the terms of the warranty or warranties given by the Acquired Business for such products, then only to the extent covered by the terms of the warranty or warranties given by the Acquired Business for such products (including any extensions thereof ) and (ii) only to the extent that, in the aggregate, all such liabilities and obligations are in excess of the amount related to such liabilities and obligations reflected in the Closing Balance Sheet;

(i)  any liability or obligation for personal injury or property damage arising out of or resulting from any products manufactured or sold by the Acquired Business on or prior to the Closing Date (“Product Liability Liabilities”);

(j)  except for any Pre-Closing Environmental Liability, any liabilities or obligations relating to or arising under any legal, administrative, arbitration, grievance or other proceeding or action of any kind or nature whatsoever resulting from conditions, acts or omissions that occurred on or prior to the Closing Date, including the matters set forth on Schedule 4.18;

(k)  any liabilities or obligations of Fasco Mexico arising on or prior to the Closing Date under NAFTA or other Free Trade Agreements signed by Mexico, Mexican Customs Laws, Mexican Foreign Trade Law and their regulations, including but not limited to the Maquiladora and Promotional Sectorial Programs and requirements with respect to NAFTA certificates of origin and payment of import duties pursuant to article 303 of NAFTA, and customs processing fees; or

(l)  except for any Pre-Closing Environmental Liability,  any liability or obligation for any violation or failure to comply with any Law prior to the Closing Date.

1.2.5  Assignment of Contracts and Rights.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Asset Sellers (as applicable) thereunder.  The Asset Sellers will use their commercially reasonable efforts to obtain the consent of the other parties to any such Transferred Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser as the Purchaser may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Asset Sellers thereunder so that the Purchaser would not in fact receive all such rights, the Asset Sellers and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain at no additional cost to the Purchaser the benefits and assume the obligations and bear the economic burden thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Purchaser, or under which the Asset Sellers would enforce for the benefit of the Purchaser any and all of their rights against a third party thereto, and the Asset Sellers would promptly pay to the Purchaser when received all monies received by them under any Transferred Asset or any claim or right or any benefit arising thereunder.

ARTICLE 2

PURCHASE PRICE AND PAYMENT

2.1  Purchase Price.

2.1.1   The unadjusted aggregate purchase price for the Shares and the Transferred Assets shall be (a) an amount equal to the sum of Two Hundred Twenty Million Dollars ($220,000,000) (the “Initial Purchase Price”), plus (b) the amount of the Assumed Liabilities.  The Initial Purchase Price is subject to adjustment by the Closing Adjustment and the Adjustment Amount (the result being, the “Final Purchase Price”) pursuant to Section 2.2.  The Initial Purchase Price (as adjusted by the Closing Adjustment, if any) and the Adjustment Amount shall be payable as provided in Section 2.3.  All amounts set forth in this Agreement shall be in U.S. Dollars, unless otherwise stated.

2.2      Adjustments to Initial Purchase Price.

2.2.1   Estimated Statement of Working Capital.  The Sellers shall prepare and, not less than five (5) Business Days prior to the anticipated Closing Date, deliver to the Purchaser an estimated statement of Working Capital as of the close of business on the Closing Date (the “Estimated Statement of Working Capital”).  The Estimated Statement of Working Capital shall be prepared in accordance with the Accounting Principles.  The Sellers shall afford, and shall cause the Companies and Subsidiaries to afford, the Purchaser and its respective representatives reasonable opportunity to review the preparation of the Estimated Statement of Working Capital, including supporting detail, undertaken by the Sellers.

2.2.2  Closing Adjustment.  The Initial Purchase Price to be paid at the Closing shall be decreased dollar for dollar to the extent the Working Capital set forth on the Estimated Statement of Working Capital is less than the Target Working Capital (the “Closing Adjustment”).

2.2.3  Final Statement of Working Capital.  Within sixty (60) calendar days following the Closing Date (the “Adjustment Period”), the Purchaser shall prepare, or cause to be prepared, and deliver to Sellers a statement of Working Capital as of the close of business on the Closing Date (the “Final Statement of Working Capital”).  The Final Statement of Working Capital shall be prepared in accordance with the Accounting Principles.  During the Adjustment Period, Purchaser shall afford, and shall cause the Companies and Subsidiaries to afford, the Sellers and their respective representatives reasonable opportunity to review the preparation of the Final Statement of Working Capital, including supporting detail, undertaken by Purchaser.

2.2.4  The Final Statement of Working Capital shall be final and binding on the parties unless Sellers shall, within thirty (30) days following the delivery of the Final Statement of Working Capital, deliver to the Purchaser written notice of objection (the “Objection Notice”) with respect to the Final Statement of Working Capital.  The Objection Notice shall specify in reasonable detail the disputed items on the Final Statement of Working Capital and describe in reasonable detail the basis for the disputed items, including the data that forms the basis thereof, as well as the amount in dispute.  During the 30-day period following the Purchaser’s delivery of the Final Statement of Working Capital to the Sellers, the Purchaser shall grant the Sellers reasonable access during normal business hours to the books and records of each Company and Subsidiary relevant to the preparation of such statement.

2.2.5  If the Objection Notice is delivered, the parties shall consult with each other with respect to the disputed items and attempt in good faith to resolve the dispute.  If the parties are unable to reach agreement within thirty (30) days after delivery of the Objection Notice, either the Purchaser or either Seller may refer any unresolved disputed items to an accounting firm of national reputation selected by mutual agreement of the Purchaser and the Sellers, or if the Purchaser and the Sellers are unable to so agree, the Chicago office of BDO Seidman, LLP (the “Unrelated Accounting Firm”).  The Unrelated Accounting Firm shall be directed to render a written report as promptly as practicable and, in any event, within thirty (30) days on the unresolved disputed items and to resolve only those issues of dispute set forth in the Objection Notice.  The Unrelated Accounting Firm shall resolve such issues of dispute in accordance with the Accounting Principles.  The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties.  The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the Sellers and the Purchaser.

2.2.6  Upon final determination of the Final Statement of Working Capital, the Initial Purchase Price (as adjusted by the Closing Adjustment) shall be (a) decreased dollar for dollar to the extent the Working Capital set forth on the Final Statement of Working Capital is less than the Working Capital set forth on the Estimated Statement of Working Capital or (b) increased dollar for dollar to the extent the Working Capital set forth on the Final Statement of Working Capital is greater than the Working Capital set forth on the Estimated Statement of Working Capital; provided, however, that in no event shall any adjustment pursuant to clause (b) exceed the amount of the Closing Adjustment.  The adjustment to the Initial Purchase Price (as adjusted by the Closing Adjustment) determined pursuant to this Section 2.2.6 (the “Adjustment Amount”) shall be paid by Purchaser to Sellers, or Sellers to Purchaser, as the case may be, in accordance with Section 2.3.3 and 2.3.4.  Until paid, the Adjustment Amount shall bear interest determined by computing simple interest on the Adjustment Amount from the Closing Date to the date of payment(s) at the rate of interest announced publicly by Citibank, N.A. from time to time as its “reference rate” (on the basis of a 365-day year).

2.3      Payment of Initial Purchase Price and Adjustment Amount.

2.3.1  At the Closing, the Purchaser shall pay to the Sellers an amount equal to (a) the Initial Purchase Price minus (b) the Closing Adjustment, if any, minus (c) the Escrow Amount, minus (d) the Settlement Escrow Amount, minus (e) the Trade Escrow Amount (if any), and minus (f) the aggregate amount required to satisfy the obligations specified on Schedule 8.1.12, by wire transfer of immediately available funds to an account or accounts designated by the Sellers on Schedule 2.3.1.

2.3.2  At the Closing, the Purchaser shall deliver to the Escrow Agent (a) the sum of five percent (5.0%) of the Initial Purchase Price (the “Escrow Amount”), (b) Settlement Escrow Amount, and (c) Trade Escrow Amount (if any), each by wire transfer of immediately available funds to an account or accounts designated by the Escrow Agent pursuant to the Escrow Agreement.

2.3.3  Within five (5) Business Days after the parties agree on the Final Statement of Working Capital in accordance with Section 2.2, the Adjustment Amount as determined in accordance with Section 2.2.6 shall be paid by the applicable party to the other party.  If the Adjustment Amount is to be paid by the Sellers to the Purchaser, then the Sellers shall promptly cause the Adjustment Amount to be paid to the Purchaser pursuant to the Escrow Agreement from the Escrow Funds (or, if the amount of the Escrow Funds is less than the Adjustment Amount, by delivery of the entire Escrow Funds). If the Adjustment Amount exceeds the Escrow Funds then remaining available, then the Sellers shall pay to the Purchaser the amount of such difference not paid from the Escrow Funds.

2.3.4  Payment of the Adjustment Amount shall be made by wire transfer of immediately available funds if to Sellers by Purchaser to an account or accounts designated by the Sellers on Schedule 2.3.1, and if to Purchaser by Sellers to an account or accounts designated by the Purchaser on Schedule 2.3.4.

2.4     Escrow Arrangements.

2.4.1  At the Closing, the Sellers and the Purchaser shall enter into an escrow agreement in a form acceptable to the Sellers and the Purchaser (the “Escrow Agreement”) pursuant to which the Purchaser and the Sellers shall appoint U.S. Bank National Association, or another financial institution acceptable to the Sellers and the Purchaser, as the escrow agent (the “Escrow Agent”), to receive and hold the Escrow Amount together with all interest and other income thereon (the Escrow Amount, together with such interest and other income, is referred to herein as the “Escrow Funds”) for a period of eighteen (18) months from the Closing Date; provided, however, that the Sellers and the Purchaser agree that fifty percent (50%) of the Escrow Funds (net of the amount of any pending claims) remaining following the payment of the Adjustment Amount, if any, shall be released within five (5) Business Days after the parties agree on the Final Statement of Working Capital in accordance with Section 2.2.  The Escrow Funds will be used as security for the Sellers’ obligations to the Purchaser under this Agreement, including the payment by the Sellers of the Adjustment Amount, if any, pursuant to Section 2.3.3 and Sellers’ indemnification obligations under Article 9.  The rights and obligations of the parties with respect to the Escrow Funds, and the disbursement of the Escrow Funds, shall be set forth in the Escrow Agreement.

2.4.2  At the Closing, the Sellers and the Purchaser shall enter into an escrow agreement in a form acceptable to the Sellers and the Purchaser (the “Settlement Escrow Agreement”) pursuant to which the Purchaser and the Sellers shall appoint the Escrow Agent to receive and hold the Settlement Escrow Amount together with all interest and other income thereon (the Settlement Escrow Amount, together with such interest and other income, is referred to herein as the “Settlement Escrow Funds”) for a period of two (2) years from the Closing Date.  The Settlement Escrow Funds will be used as security for the obligations of the Sellers described in Schedule 2.4.2.  The rights and obligations of the parties with respect to the Settlement Escrow Funds, and the disbursement of the Settlement Escrow Funds, shall be set forth in the Settlement Escrow Agreement.

2.4.3  In the event that the Sellers have not completed the corrective actions set forth on Schedule 7.1.7 not less than five (5) Business Days before the Closing Date, at the Closing, the Sellers and the Purchaser shall enter into an escrow agreement in a form acceptable to the Sellers and the Purchaser (the “Trade Escrow Agreement”) pursuant to which the Purchaser and the Sellers shall appoint the Escrow Agent to receive and hold the Trade Escrow Amount together with all interest and other income thereon (the Trade Escrow Amount, together with such interest and other income, is referred to herein as the “Trade Escrow Funds”) for a period of two (2) years from the Closing Date.  The Trade Escrow Funds will be used as security for the obligations of the Sellers related to the Tax and compliance matters in connection with Fasco Mexico described in Schedule 4.19.1 and Schedule 7.1.7.  The rights and obligations of the parties with respect to the Trade Escrow Funds, and the disbursement of the Trade Escrow Funds, shall be set forth in the Trade Escrow Agreement.

2.5   Purchase Price Allocation. The Purchaser, each Company and Subsidiary and Sellers agree that the Purchase Price and the liabilities of each Company and each Subsidiary (plus other relevant items) will be allocated to the assets of each Company and each Subsidiary for all purposes in a manner consistent with Code §1060 and the regulations thereunder.  The Purchaser, each Company and Subsidiary, and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.  The parties agree that prior to the Closing, the parties will finalize Schedule 2.5, which will reflect the fair market value of the assets of each Company and each Subsidiary.  The parties shall each execute and timely file a Form 8594 consistent with the terms of this Section 2.5 after first exchanging mutually acceptable drafts of such forms (and any equivalent state, municipal, county, local foreign or other Tax forms).  Notwithstanding the forgoing, the Purchaser’s cost for the assets of each Company and each Subsidiary may differ to the extent necessary to reflect the Purchaser’s capitalized acquisition costs for such assets.  In the event of a dispute between or among the parties relating to this Section 2.5, the determination of the purchase price allocation shall be resolved by following the procedures described in Sections 2.2.4 and 2.2.5.

ARTICLE 3

CLOSING AND TERMINATION

3.1  Closing Date.  The closing of the sale and purchase of the Shares and the Transferred Assets (the “Closing”) shall take place at the offices of Miller, Canfield, Paddock and Stone, p.l.c., located at 840 West Long Lake Road, Suite 200, Troy, Michigan, 48098 at 10:00 a.m., local time, on the 3rd Business Day after the conditions to closing set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived by the party entitled to waive such condition, or on such other date after such satisfaction or waiver and at such other time and place upon which the Sellers and the Purchaser shall agree (which time and place are designated as the “Closing Date”).

3.2  Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

3.2.1  At the election of either the Sellers or the Purchaser on or after September 30, 2007, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

3.2.2  by mutual written consent of the Sellers and the Purchaser;

3.2.3  by the Purchaser if Tecumseh or any other Seller becomes insolvent; or Tecumseh or any other Seller applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Tecumseh or any other Seller or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Tecumseh or any other Seller or for any substantial part of the property thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Tecumseh or any other Seller; or

3.2.4  at the election of either the Sellers or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any appealable adverse determination (and pursue such appeal with reasonable diligence).

3.3    Procedure Upon Termination.  In the event the Purchaser or the Sellers, or both, elect to terminate this Agreement pursuant to Section 3.2, written notice thereof shall promptly be given to the other party, and this Agreement shall terminate, and the purchase and sale of the Shares and Transferred Assets hereunder shall be abandoned, without further action by the Purchaser or the Sellers.  If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

3.4    Effect of Termination.  In the event this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Companies, the Subsidiaries, or the Sellers; provided, however, that the obligations of the parties set forth in Section 6.5 shall survive any such termination and shall be enforceable hereunder notwithstanding such termination; provided, further, that nothing in this Section 3.4 shall relieve the Purchaser or Sellers of any liability for a breach of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant to the Purchaser that:

4.1   Organization and Good Standing. Each Company and each Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth above or on Annex A and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a Company Material Adverse Effect on such Company.

4.2   Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

4.3   Capitalization.

4.3.1  The (i) authorized capital stock (or other equity), (ii) par value per share (if any), and (iii) number of issued and outstanding shares of capital stock (or other equity) of each of the Companies (other than the Asset Sellers) and the owners of such shares are as set forth on Annex A.  No shares of capital stock (or other equity) of any Company (other than the Asset Sellers) are held by such Company as treasury stock.

4.3.2  All of the Shares were duly authorized for issuance and, except as described on Annex A, are validly issued, fully paid and non-assessable.

4.3.3  There is no existing option, warrant, call, right, commitment or other agreement of any character to which any Seller or Company is a party requiring, and there are no securities of any Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the respective Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of such Company.  None of the Sellers or any Company is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock (or other equity) of any Company.

4.4     Subsidiaries.  Schedule 4.4 hereto sets forth the name of each Subsidiary and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.  All of the outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and the shares or other equity interests shown on Schedule 4.4 as being owned by any Company are owned by such Company free and clear of any and all Liens of any kind whatsoever, except as set forth on Schedule 4.4.  No shares of capital stock are held by any Subsidiary as treasury stock.  There is no existing option, warrant, call, commitment or agreement to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary or other equity security of any Subsidiary.  With respect to any Subsidiary which is shown on Schedule 4.4 as having shares or other equity interests owned by a Person other than a Company, each such Person has no rights as a shareholder or holder of other equity interests in any Subsidiary, whether by contract, Subsidiary charter document or otherwise, other than rights which are available to a shareholder or holder of other equity interests existing by operation of applicable Law.  Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in the United States in which the conduct of its business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a material adverse effect on the Subsidiary and each such jurisdiction described in (i) and (ii) above is set forth on Schedule 4.4.  Each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted.

4.5    Corporate Records.  The Sellers have made available to the Purchaser true, correct and complete copies of the certificate of incorporation and bylaws or comparable organizational documents and statutory registers of each Company and each Subsidiary.

4.6    Conflicts; Consents of Third Parties.

4.6.1  Except as set forth in Schedule 4.6.1, none of the execution and delivery by the Sellers of this Agreement and the other Seller Documents, the consummation of the transactions contemplated hereby, or compliance by the Sellers with any of the provisions hereof or thereof will: (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of any Company or Subsidiary; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any Company, Seller or Subsidiary is a party or by which it or any of its properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which any Company, Seller or Subsidiary is bound; (iv) result in the creation of any Lien upon the Shares or the properties or assets of any Company or Subsidiary, including the Transferred Assets; or (v) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or cancel, terminate or modify any Material Contract, except, in each case, for such violations, breaches or defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.6.2  Except as set forth on Schedule 4.6.2, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Company or Subsidiary in connection with the execution and delivery of this Agreement or the other Seller Documents, or the compliance by the Sellers or any Company or Subsidiary as the case may be, with any of the provisions hereof or thereof, except such consents, waivers, approvals, Orders, Permits and authorizations which, if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or delay the consummation by the Sellers of the transactions contemplated by this Agreement or the Seller Documents.

4.7    Ownership and Transfer of Shares and Transferred Assets.  Each Seller (and each identified Affiliate of Seller) is the record and beneficial owner of the Shares indicated as being owned by such Seller on Annex A, free and clear of any and all Liens.  Each Seller (and each identified Affiliate of Seller) has the corporate power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Purchaser title to the Shares, free and clear of any and all Liens.  Except as set forth on Schedule 4.7, each Asset Seller has good and marketable title to the Transferred Assets free and clear of all Liens.  Each Asset Seller will sell, transfer, assign and deliver to the Purchaser at the Closing good and marketable title to the Transferred Assets free and clear of all Liens.

4.8    Financial Statements.  Attached hereto as Schedule 4.8 is a copy of the proforma unaudited combined financial statements of the Acquired Business at December 31, 2006 and for the twelve-month period then ended.  Such financial statements are collectively referred to herein as the “Financial Statements.”  The Financial Statements have been prepared in accordance with the Accounting Principles.  The Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Acquired Business, as of and for the periods to which they relate.  For the purposes hereof, (i) the proforma unaudited combined balance sheet of the Acquired Business, which is included in the Financial Statements, as at December 31, 2006, is referred to as the “Balance Sheet” and December 31, 2006 is referred to as the “Balance Sheet Date”.

4.9    No Undisclosed Liabilities.  Except as disclosed on Schedule 4.9, as of the Balance Sheet Date, no Company and no Subsidiary had indebtedness, obligations or liabilities of any kind required by the Accounting Principles to be reflected in the Balance Sheet that was not fully reflected in the Balance Sheet and, since the Balance Sheet Date, no Company and no Subsidiary has incurred any indebtedness, obligation or liability of any kind (whether absolute, accrued or contingent) other than in the ordinary course of business consistent with past practice.

4.10  Absence of Certain Developments.  Except as contemplated by or in connection with this Agreement or as permitted by Section 6.2 or set forth on Schedule 4.10, since the Balance Sheet Date (as used in this Section 4.10, the terms Company and Subsidiary shall, with respect to the Asset Sellers, refer only to the Transferred Assets and the Acquired Business):

4.10.1   there has not been any damage, destruction or loss whether or not covered by insurance, with respect to the property and assets of any Company or any Subsidiary having a replacement cost of more than One Hundred Thousand Dollars ($100,000) for any single loss;

4.10.2   there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any Company or any repurchase, redemption or other acquisition by the Sellers or any Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, any Company or any Subsidiary;

4.10.3   there has not been any material change by any Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

4.10.4   no Company or Subsidiary has entered into any transaction or Contract involving the expenditure of more than One Hundred Thousand Dollars ($100,000) or conducted its business other than in the ordinary course of business consistent with past practice;

4.10.5   no Company or Subsidiary has made any material loans, advances or capital contributions to, or investments in, or incurred any liabilities or obligations on behalf of, any Person or paid any fees or expenses to the Sellers or any Affiliate of Sellers other than in the ordinary course of business consistent with past practice;

4.10.6   no Company or Subsidiary has mortgaged, pledged or subjected to any Lien any asset, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of One Hundred Thousand Dollars ($100,000), except for assets mortgaged, pledged, subjected to any Lien, acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

4.10.7   no Company or Subsidiary has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding One Hundred Thousand Dollars ($100,000) or amended, canceled, terminated, relinquished, waived or released any Contract or right involving the expenditure of more One Hundred Thousand Dollars ($100,000);

4.10.8   no Company or Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of One Hundred Thousand Dollars ($100,000) other than in the ordinary course of business; and

4.10.9   no Company or Subsidiary has instituted or settled any Legal Proceeding in which equitable relief was sought or in which claimed damages exceeded One Hundred Thousand Dollars ($100,000).

4.11  Certain Tax Matters.  Except as set forth on Schedule 4.11:

4.11.1    (i) All material Tax Returns required to be filed by or on behalf of any Company or Subsidiary have been filed in a timely manner (within any applicable extension periods), (ii) each Company and Subsidiary has paid or made provision for the payment of all Taxes shown to be due on such Tax Returns, (iii) with respect to any Taxes of any Company or Subsidiary, no material Liens for Taxes have been filed with respect to the assets of any Company or Subsidiary and no material claims are being asserted in writing, and (iv) the provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Financial Statements is sufficient for the payment of all Taxes of each Company and Subsidiary;

4.11.2    (i) No Company or Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) no property of any Company or Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g) of the Code and (iii) no Company or Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954;

4.11.3    Each Company and Subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from amounts owing to any employee, independent contractors, creditor, stockholder or other third party of each Company and Subsidiary and paid over such withholding for all periods under all applicable laws;

4.11.4    Sellers have made available to Purchaser complete copies of (i) all material income or franchise Tax Returns of each Company and Subsidiary (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to each Company and Subsidiary) relating to the taxable periods ending after December 31, 2003 and (ii) the portions of any audit report issued within the last five years relating to any Taxes due from each Company and Subsidiary;

4.11.5   To the Knowledge of Sellers, there are no audits or investigations by any taxing authority of any Company or Subsidiary in progress and no Company or Subsidiary has granted a currently-applicable extension to the applicable statute of limitations related to Taxes of any Company or Subsidiary;

4.11.6    No Company or Subsidiary is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

4.11.7    No Company or Subsidiary organized in a jurisdiction outside the United States currently has in effect an election described in Section 897(i) of the Code.  No Company or Subsidiary has a permanent establishment in any foreign country, as defined in the applicable Tax treaty or convention between the United States of America and such foreign country and Fasco Mexico has complied with the conditions established in articles 215, 216 and 216-Bis of the Mexican Income Tax Law to avoid being considered a permanent establishment of Fasco U.S.

4.11.8   No Company or Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date, (iii) installment sale made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred inter-company gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law), or (vi) the use of the cash, modified cash or modified accrual method of accounting.

4.11.9   There are no tax rulings, requests for ruling or closing agreements relating to any Company or any Subsidiary that could affect the liability for Taxes of such entities for any period after the Closing Date.

4.11.10 There are no powers of attorney (that are currently in force) which have been granted by any Company or any Subsidiary with respect to Taxes of any Company or Subsidiary.

4.11.11  No Company or Subsidiary has made, or is obligated to make, any payment or is a party to any agreement that could obligate it to make any payment that will not be deductible for Tax purposes pursuant to Sections 280G or 162(m) of the Code, Article 31 of the Mexican Income Tax Law or will otherwise not be deductible.

4.11.12  Each Company and Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662.

4.11.13  Within the past five years, no Company or Subsidiary has been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

4.11.14  All the finished products to be transferred by Fasco Mexico pursuant to this Agreement comply with NAFTA rules of origin and the Asset Sellers shall keep all records to show evidence of such representation for five years following the execution of the NAFTA certificates of origin to be delivered to the Purchaser at the Closing.

4.12  Real Property.Schedule 4.12 sets forth a complete list of (i) all real property and interests in real property, owned in fee by each Schedule 4.12 identified Company and Subsidiary (other than the Asset Sellers) or the Asset Sellers (with the respect to the Acquired Business) (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by each Company and Subsidiary (other than the Asset Sellers) or the Asset Sellers (with the respect to the Acquired Business) as lessee or lessor (individually, a “Real Property Lease” and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).  Each Schedule 4.12 identified Company and Subsidiary has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except: (a) Liens set forth on Schedule 4.12, none of which, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the identified Company or Subsidiary operations involving such properties, and (b) Permitted Exceptions.  Each identified Company and Subsidiary has a valid and enforceable leasehold interest under each of the identified Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and no Company or Subsidiary, or to the Knowledge of Sellers, any other Person, is in default nor has any event occurred that with notice or lapse of time, or both, would constitute a default by such Company or Subsidiary under any of the Real Property Leases. Sellers have delivered to Purchaser true, correct and complete copies of the Real Property Leases including, without limitation, all amendments, modifications and extensions thereto.   There is no encroachment of buildings or other improvements from or onto the Owned Properties and the Cassville, Missouri Leased Property except as shown on full-sized surveys delivered to Purchaser by Sellers on or before the date hereof, which encroachments do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of the properties affected thereby, or any claim of adverse possession or prescriptive rights involving any Owned Property or the Cassville, Missouri Leased Property.  No U.S. Company Property and, to the Seller’s Knowledge, no non-U.S. Company Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law.  Except as described on Schedule 4.12 with regard to the Subsidiary, Fasco Yamabishi Ltd., each Owned Property is plotted as a single separate parcel of real estate for conveyancing and taxing purposes.

4.13          Tangible Property.

4.13.1  Except as set forth on Schedule 4.13.1, each Company and Subsidiary (other than the Asset Sellers) and the Asset Sellers (with the respect to the Acquired Business) (i) has good and valid title to all tangible personal property that is currently employed by it in the conduct of its business as presently conducted and which is material to the conduct by each Company and Subsidiary of its business, free and clear of all Liens other than Permitted Exceptions and (ii) upon consummation of the transactions contemplated by this Agreement, will be entitled to continue to use all such tangible personal property.

4.13.2  Except as set forth on Schedule 4.13.2, the Transferred Assets constitute all of the assets necessary to conduct the Acquired Business as conducted by the Asset Sellers on the date of this Agreement and as proposed by the Asset Sellers to be conducted. The assets of the Companies and Subsidiaries (other than the Asset Sellers) constitute all of the assets necessary for each such Company and Subsidiary to conduct the Acquired Business as conducted on the date of this Agreement and as proposed by the Sellers to be conducted.

4.13.3  Except as set forth on Schedules 4.6.1 and 4.6.2, none of the Transferred Assets or the assets of the Companies and Subsidiaries (other than the Asset Sellers) are subject to any restrictions with respect to the transferability thereof.

4.13.4  Except as set forth on Schedule 4.13.4, (i) all tangible assets (real and personal) constituting Transferred Assets or assets of the Companies and Subsidiaries (other than the Asset Sellers) are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operation of the Acquired Business) and have been maintained consistent with the standards generally followed in the industry and (ii) all buildings, plants and other structures constituting assets of  the Companies and Subsidiaries (other than the Asset Sellers) and the Asset Sellers (with the respect to the Acquired Business) are in good condition and repair (subject to normal wear and tear) and have no structural defects affecting the plumbing, electrical, sewerage, or heating, ventilation or air conditioning systems (except for such defects as do not materially interfere with the use thereof in the conduct of the normal operation thereof).

4.14         Technology and Intellectual Property.

4.14.1  Schedule 4.14.1 lists all patents, registered copyrights, registered trademarks and pending applications therefor included in the Fasco Intellectual Property.

4.14.2  Except as shown in Schedule 4.14.2, the identified Company or Subsidiary is the sole and exclusive owner of the Fasco Intellectual Property, and no other Person has served the Company with any written notice of a claim of ownership with respect to the Fasco Intellectual Property.

4.14.3  Except as shown in Schedule 4.14.3, no Company or Subsidiary has previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Fasco Intellectual Property.

4.14.4  Except as shown in Schedule 4.14.4 or as noted in Schedule 4.14.1, to the Knowledge of Sellers, the Fasco Intellectual Property is valid, is not invalid or unenforceable in whole or in part and is not the subject of any challenge.

4.14.5  Except as shown in Schedule 4.14.5, to the Knowledge of Sellers, no third party is currently violating or infringing upon any of the Company’s or Subsidiary’s rights in the Fasco Intellectual Property.

4.14.6  Each Company or Subsidiary owns or otherwise possesses (or at the time of Closing will possess) valid and enforceable rights to use all Intellectual Property and Technology currently used in the Acquired Business as conducted up to and through the Closing Date.  With respect to Intellectual Property and Technology set forth in Schedule 4.14.6.1, each Company or Subsidiary has, or prior to the Closing will be granted, licenses sufficient for the conduct of the Acquired Business as conducted up to and through the Closing Date.  Schedule 4.14.6.2 lists all other license agreements granting to each Company or Subsidiary any right to use any Intellectual Property or Technology other than software that is available through “shrink wrap” or similar widely available commercial end user licenses.

4.14.7  Except as shown in Schedule 4.14.7, no Company or Subsidiary is under any obligation to pay any royalties or similar payments in connection with any license to the Company or Subsidiary of Intellectual Property and Technology currently used in the Acquired Business.

4.14.8  Except as shown in Schedule 4.14.8, to the Knowledge of Sellers, the business of each Company and Subsidiary as it is currently conducted does not violate or infringe the Intellectual Property of any third party.

4.15         Material Contracts.Schedule 4.15A sets forth all of the following Contracts to which any Company or any Subsidiary (as used in this Section 4.15, the terms Company and Subsidiary shall, with respect to the Asset Sellers, refer only to the Transferred Assets and the Acquired Business) is a party or by which it is bound (collectively, the “Material Contracts”):

4.15.1  Contracts with any Seller or any Affiliate of any Seller, which involve payments, in the aggregate, in excess of One Hundred Thousand Dollars ($100,000);

4.15.2  Contracts entered into other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets in each case for consideration in excess of One Hundred Thousand Dollars ($100,000);

4.15.3       Joint venture or written partnership agreements with any Person;

4.15.4  Contracts containing covenants that in any way restrict the business activity of any Company or Subsidiary in any respect that would be material to that Company or Subsidiary, or which limit the freedom of any Company or Subsidiary to engage in any line of business or to compete with any Person;

4.15.5  Contracts relating to the acquisition by any Company or any Subsidiary of any operating business or the capital stock of any other Person, in each case, for consideration in excess of One Hundred Thousand Dollars ($100,000);

4.15.6  Contracts relating to the borrowing of money involving amounts in excess of One Hundred Thousand Dollars ($100,000);

4.15.7       To the Knowledge of Sellers, all confidentiality agreements which restrict the ability of a Company or a Subsidiary to disclose any information to a third party;

4.15.8       Each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Company or Subsidiary other than in the ordinary course of business;

4.15.9       Written contractual obligations by which any Company or Subsidiary has agreed to pay or be responsible for the debts or obligations of any other Person, except where any such payment would be Fifty Thousand Dollars ($50,000) or less or where the other party is a Company or a Subsidiary;

4.15.10     Any other Contracts, other than Real Property Leases, which involve the expenditure of more than One Hundred Thousand Dollars ($100,000) in the aggregate that are not terminable by a Company or Subsidiary without penalty on less than thirty (30) days’ notice; and

4.15.11     Each written amendment, supplement or modification to any of the foregoing.

Except as set forth in Part One of Schedule 4.15B, (i) to the Knowledge of Sellers, no officer, director or employee of any Company or Subsidiary is bound by any Contract that limits theability of such officer, director or employee to (A) engage in or continue any conduct, activity, or practice relating to the Acquired Business, or (B) assign to any Company or Subsidiary any rights to any invention, improvement or discovery; and (ii) no Company or Subsidiary owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Companies or the Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

Except as set forth in Part Two of Schedule 4.15B, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of a Company and/or a Subsidiary, enforceable against it/them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Except as set forth in Part Three of Schedule 4.15B:

(i) to the Knowledge of Sellers, each Company or Subsidiary is in compliance with all applicable terms and requirements of each Material Contract;

(ii) to the Knowledge of Sellers, each other Person that has any obligation or liability under any Material Contract under which any Company or Subsidiary has any rights is in compliance with all applicable terms and requirements of such Material Contract;

(iii) no Company or Subsidiary has given to or received from any other Person any written notice regarding any actual or alleged violation or breach of, or default under, any Material Contract; and

(iv) there are no renegotiations of, or outstanding rights to renegotiate, any material amounts paid or payable to any Company or Subsidiary under current or completed Material Contracts with any Person and, to the Knowledge of Sellers, no such Person has made written demand for such renegotiation.

4.16  Employee Benefits.

4.16.1                      Schedule 4.16.1 sets forth all material, written “employee benefit plans,” (as defined in Section 3(3) of ERISA), programs, agreements or arrangements maintained by any Seller, Company or Subsidiary or to which any Seller, Company, or Subsidiary contributes or is obligated to contribute thereunder on behalf of current or former employees or current or former directors of any Company or Subsidiary or beneficiaries or dependents thereof, within the last six plan years preceding the Closing Date (the “Company Plans”).  No Seller, Company or Subsidiary has any unwritten material Company Plans and has no binding obligation to establish any Company Plan.

4.16.2                      True, correct and complete copies of the following documents, with respect to each of the Company Plans, if applicable, have been made available or delivered to the Purchaser: (i) any plans and related trust documents, and amendments thereto; and (ii) with respect to Company Plans that are sponsored or maintained by the Company or will be assumed hereunder by the Purchaser on and after the Closing Date (“Transferred Company Plans”): (a) the most recent Forms 5500; (b) the last IRS determination letter, if applicable; (c) the most recent actuarial report; (d) summary plan descriptions; (e) the most recent actuarial valuation; and (f) all material employee communications, in each case as applicable to such Transferred Company Plans.  Schedule 4.16.2 sets forth all Transferred Company Plans.

4.16.3                      The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which would result in a Company Material Adverse Effect.

4.16.4                      The Transferred Company Plans have been administered in accordance with their terms and with all applicable provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations.  No actions, suits, claims or disputes (other than routine claims for benefits) are pending or, to the Knowledge of Sellers, threatened, with respect to any Company Plan.  No audits, inquiries, reviews, proceedings, claims or demands involving any Transferred Company Plan are pending with any Governmental Body.  To the Knowledge of Sellers, no Seller, Company or Subsidiary, or any of their employees (current or former) or directors, or any other individual for whom the Seller, Company or Subsidiary has an obligation to indemnify, has engaged in a prohibited transaction with respect to the Company Plans for which liability could be assessed under Section 4975 of the Code or Section 502 of ERISA.  Each Transferred Company Plan may be amended or terminated at any time by the appropriate Company or Subsidiary without liability for the payment of benefits thereunder as a result of such termination.

4.16.5                      No Company Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA and no Seller, Company or Subsidiary has any liability, contingent or otherwise, with respect to any “multiemployer pension plan”.   No Transferred Company Plan is a plan subject to Title IV of ERISA or Section 412 of the Code (or is a plan that has a similar status under foreign laws) and no Company or Subsidiary has any liability, contingent or otherwise, with respect to any such plan.  No Transferred Company Plan provides post-retirement medical or other welfare benefits except benefits required to be provided after termination under applicable Law.

4.16.6                      All contributions to any Company Plan required to be made by a Company or Subsidiary and any payment under any Company Plan (except those to be made from a trust qualified under Sections 401(a) and 501(a) of the Code) required to be made by a Company or Subsidiary for any period ending before the Closing Date have been paid, and to the extent unpaid, are reflected on the Balance Sheet.

4.16.7                      Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby, either alone or in combination with any other event, will (i) result in any payment becoming due to any Company or Subsidiary employee by any Company or Subsidiary for which the Company or the Subsidiary will not be allowed a full tax deduction, (ii) increase any benefits otherwise payable under any Transferred Company Plan, or (iii) require any contributions or payments to fund any obligations under any Company Plan.

4.16.8                      With respect to each Company Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) except as to Fasco Mexico, the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement will cause such assets or insurance obligations to be less than such benefit obligations, (iii) all Foreign Benefit Plans have been maintained in accordance with their terms and all requirements of applicable Law, (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities and (v) to the extent any Foreign Benefit Plan is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment.  Except as described on Schedule 4.16.8, the employee savings fund of Fasco Mexico complies with all applicable rules established in Mexican Income Tax and Social Security Laws.

4.17          Labor.

4.17.1  Except as set forth on Schedule 4.17.1, no Company or Subsidiary (except as it relates to the A&S Business) is party to any labor or collective bargaining agreement, work rules or practices, or any other labor-related contract with any labor union, labor organization or works council and there are no such agreements, rules, practices or contracts which pertain to employees of such Company or Subsidiary.  The Sellers have delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements, work rules or practices, or any other labor-related contract with any labor union, labor organization or works council listed on Schedule 4.17.1, together with all amendments, modifications or supplements thereto.

4.17.2  Except as it relates to the A&S Business, no labor organization, labor union, works council or group of employees of any Company or Subsidiary has made, in writing, a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board, other labor relations tribunal or other governmental entity, foreign or otherwise.  To the Knowledge of Sellers, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of any Company or Subsidiary.

4.17.3  There are no strikes, work stoppages, unfair labor practice charges, slowdowns or lockouts or, to the Knowledge of Sellers, grievances or other labor disputes pending or overtly threatened against or involving any Company or Subsidiary (except as it relates to the A&S Business) except as would not have a Company Material Adverse Effect.  The execution and delivery of this Agreement will not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of any Company or Subsidiary.

4.18  Litigation.  Except as set forth on Schedule 4.18, there is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any Company or Subsidiary.

4.19  Compliance with Laws; Permits.

4.19.1  Except as set forth on Schedule 4.19.1, each Company and Subsidiary (and its respective properties) is in compliance with all Laws applicable to such Company or Subsidiary or to the conduct of the business or operations of such Company or Subsidiary or the use of its properties (including any leased property) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Company Material Adverse Effect.  All governmental Permits and approvals from state, federal or local authorities which are required for each Company and Subsidiary to operate its business have been issued, except for those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.19.2  Schedule 4.19.2 contains a complete and accurate list of each Governmental Authorization that is held by any Company or Subsidiary which is material to the conduct of the business of any Company or Subsidiary. Each Governmental Authorization listed in Schedule 4.19.2 is valid and in full force and effect. To the Knowledge of Sellers, each Company or Subsidiary is in compliance with all of the terms and requirements of each Governmental Authorization identified in Schedule 4.19.2.

4.20  Environmental Matters.  Except as disclosed on Schedule 4.20, (i) each Company and Subsidiary is, and has been, and has operated the Acquired Business in material compliance with, all Environmental Laws, which compliance includes obtaining, maintaining and complying with any and all Permits required to own and operate the facilities and the Company Property in compliance with all applicable Environmental Laws; (ii) none of the Companies or Subsidiaries have entered into any judgment, decree or order issued by any Governmental Body, or received any written notice or request for information, complaint or claim from a Governmental Body or third party, alleging the violation of, non-compliance with, or liability under Environmental Laws; (iii)  there is no Release or threat of a Release of any Hazardous Material in, on, or under any of the real property currently or formerly owned, operated or leased by the Companies or Subsidiaries; (iv) there are no past or present acts, activities, facts, circumstances, events, incidents, omissions or conditions that could result in any Company or Subsidiary incurring liabilities under Environmental Laws; (v)  no Lien has been imposed on any facilities currently or formerly owned, operated or leased by any Company or Subsidiary under Environmental Law; (vi)  Sellers have made available to Purchaser true, accurate and materially complete copies of all materials, environmental records, reports, notifications, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments related to the Companies or Subsidiaries, or any property currently or formerly owned, operated or leased by the Companies or Subsidiaries; and (vii)  none of the Companies or Subsidiaries have any obligation pursuant to any agreement, or by operation of law, for any Losses related to compliance with, or liability under, any Environmental Law.

4.21  Financial Advisors.  Except for Rothschild Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.  The Sellers shall be responsible for the fees of Rothschild Inc.

4.22  Insurance.  Set forth in Schedule 4.22 is a complete list and description of all policies of fire, liability, product liability, workers compensation, health, environmental and other forms of insurance presently in effect with respect to each Company and Subsidiary.  To the Knowledge of Sellers, the policies set forth in Schedule 4.22 are valid and enforceable policies.  No notice of cancellation or termination has been received with respect to any such policy.  No Company or Subsidiary has been refused any insurance with respect to its respective business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years.  To the Knowledge of Sellers, each Company and Subsidiary has duly and timely made all claims it has been entitled to make under each policy of insurance.  All products liability and general liability policies maintained by or for the benefit of each Company and Subsidiary have been “occurrence” policies and not “claims made” policies.

4.23  Certain Payments. Since January 1, 2005, no Company or Subsidiary or director, officer, agent, or employee of any Company or Subsidiary has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence, payment, kickback, or other payment to any Person, private or public, regardless of form whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or Subsidiary, in each case, with respect to clauses (i), (ii) and (iii), which was in violation of any Law in effect as of the date of such event.

4.24  Relationships with Related Persons. Except as listed and described on Schedule 4.24, none of the Sellers, or any Affiliate of any Seller (other than a Company or Subsidiary) (i) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in the Acquired Business, or (ii) is a party to any Contract with, has any claim or right against, or is a creditor of, any Company or Subsidiary.

4.25  Inventory. All inventory of each Company and Subsidiary reflected on the Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such Balance Sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market.  All inventory purchased since the Balance Sheet Date consists of a quality and quantity usable and saleable in the ordinary course of business.  All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no rework with respect to services performed prior to Closing.

4.26          Major Customers and Suppliers.

4.26.1  Major Customers.  Schedule 4.26.1 contains a list of the fifteen (15) largest customers, including distributors, of the Acquired Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year.  None of the customers listed on Schedule 4.26.1 has provided notice that it will not continue to be a customer of the Acquired Business after the Closing at substantially the same level of purchases as heretofore.

4.26.2  Major Suppliers.  Schedule 4.26.2 contains a list of the fifteen (15) largest suppliers to the Acquired Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year.  None of the suppliers listed on Schedule 4.26.2 has provided notice that it will not continue to be a supplier to the Acquired Business after the Closing with substantially the same quantity and quality of goods at competitive prices.

4.27  Product Warranty and Product Liability.  Schedule 4.27 contains a description of all product liability claims and similar Legal Proceedings relating to Fasco Products manufactured or sold, or services rendered, which are presently pending or which to the Knowledge of Sellers are threatened, or which have been asserted or commenced against any Company or Subsidiary within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $50,000 (whether or not covered by insurance).  There are no defects in design, construction or manufacture of Fasco Products that would adversely affect performance or create an unusual risk of injury to persons or property.  Since January 1, 2002, none of the Fasco Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign by any Company or Subsidiary and, to the Sellers’ Knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign.  The Fasco Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect.  Such Fasco Products have received all governmental approvals necessary to allow their sale and use.

4.28  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither Sellers nor any Company nor Subsidiary makes any representations or warranties, and the Sellers and each Company and Subsidiary hereby disclaim any other representations or warranties, whether made by the Sellers, any Company, any Subsidiary, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Sellers Document, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing.  Notwithstanding anything to the contrary herein, no representation or warranty contained in this Article 4 is intended to, or does, cover or otherwise pertain to any assets not owned by the Company or Subsidiary.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

5.1  Organization and Good Standing.  The Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Wisconsin.

5.2  Authorization of Agreement.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

5.3  Conflicts; Consents of Third Parties.

5.3.1  None of the execution and delivery by the Purchaser of this Agreement and the other Purchaser Documents, the consummation of the transactions contemplated hereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or bylaws or comparable organizational documents of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

5.3.2  Except as set forth on Schedule 5.3.2, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4  Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened, that are reasonably likely to prohibit or adversely affect the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5  Investment Intention.  The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6  Financial Advisors.  Except as set forth in Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.  The Purchaser shall be responsible for the fees or commissions of any Person listed on Schedule 5.6.

5.7  Sufficiency of Funds.

5.7.1  Purchaser (i) has, and at the Closing will have, sufficient internal funds (giving effect to any unfunded committed financing) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement; (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the other Purchaser Documents.

5.7.2  Schedule 5.7.2 sets forth each of the sources and amounts of Purchaser’s financing, and Purchaser has delivered or shall deliver to Sellers, promptly upon its becoming available, any and all commitment letters and all other letters and agreements in connection with such financing.

ARTICLE 6

COVENANTS

6.1  Access to Management.  The Sellers agree that, prior to the Closing Date, the Purchaser shall be permitted access to (during normal business hours) the Company Properties, including access to perform environmental assessments (which may include sampling of media when permitted by the penultimate sentence of this Section 6.1), books, Contracts, commitments, Tax Returns and other records relating to the Tax attributes of the Companies and Subsidiaries, and (subject to the general rule set forth in the fourth sentence of this Section 6.1) access to such officers, employees, consultants, agents, accountants, attorneys and other representatives of each Company and Subsidiary as Purchaser may reasonably request; provided, however, that Purchaser’s access shall not materially disrupt or interfere with the operation of the business.  In connection with access matters related to this Section 6.1, all Purchaser access requests shall be made by Mark J. Gliebe, as Purchaser’s designated representative or such other person as shall be designated by Purchaser in writing from time to time.  All such Purchaser access requests shall be made to Jim Bonsall as Sellers’ designated representative or such other person as shall be designated by Sellers in writing from time to time.  It is understood that, as a general rule, such access will be limited to discussions with or presentations by senior management personnel of each Company and Subsidiary, except as necessary for Purchaser to perform environmental assessments.  Purchaser shall reimburse Sellers and each Company and Subsidiary for the reasonable out-of-pocket costs and expenses incurred by Sellers and each Company and Subsidiary in complying with requests made by Purchaser in connection with this Section 6.1.  With respect to environmental audits, the Purchaser may conduct (i) Phase I investigations of the Company Properties in Piedras Negras, Mexico and Thailand in accordance with ASTM 1527-05 and environmental compliance audits and (ii) related Phase II investigation, if any, activities (including sampling of media), to the extent such activities are recommended in the Phase I report to address specific “Recognized Environmental Conditions”.  The Sellers and the Purchasers shall reasonably agree on the scope and timing of such environmental assessments, and the Purchaser shall deliver the consultant reports delivered in connection with such environmental assessments.

6.2  Conduct of Business Pending the Closing.

6.2.1  After the date of this Agreement and prior to the Closing, except:  (i) as set forth on Schedule 6.2 hereto, (ii) as contemplated by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Purchaser, the Sellers shall, and shall cause each Company and Subsidiary (except the Asset Sellers) and the Asset Sellers (with respect to the Acquired Business), respectively, to:

6.2.1.1    Conduct the business of such Company or Subsidiary only in the ordinary course consistent with past practice; and

6.2.1.2    Use reasonable efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of such Company and Subsidiary and (ii) preserve the present relationship with Persons having business dealings with such Company or Subsidiary.

6.2.2  After the date of this Agreement and prior to the Closing, except as (i) set forth on Schedule 6.2 hereto, (ii) contemplated by this Agreement, (iii) required by applicable Law or (iv) with the prior written consent of the Purchaser, the Sellers shall not, and no Company or Subsidiary (except the Asset Sellers) and no Asset Seller (with respect to the Acquired Business), shall:

6.2.2.1    Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of such Company or Subsidiary or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities, or other ownership interests in, the Company or Subsidiary;

6.2.2.2       Transfer, issue, sell or dispose of any shares of capital stock or other securities of such Company or Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of such Company or Subsidiary;

6.2.2.3        Effect any recapitalization, reclassification, stock split or like change in the capitalization of such Company or Subsidiary;

6.2.2.4        Amend the articles of incorporation or bylaws or comparable organizational documents of such Company or Subsidiary;

6.2.2.5        Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

6.2.2.6       Subject to any Lien (except for Liens that do not materially impair the use of the property subject thereto in the business as presently conducted and Permitted Exceptions) any of the properties or assets (whether tangible or intangible) of such Company or Subsidiary;

6.2.2.7       Acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of such Company or Subsidiary for which the aggregate consideration paid or payable in any individual transaction is in excess of One Hundred Thousand Dollars ($100,000);

6.2.2.8       Permit such Company or Subsidiary to enter into or agree to enter into any merger or consolidation with any corporation or other entity;

6.2.2.9       License, transfer, convey, assign or otherwise transfer any Fasco Intellectual Property;

6.2.2.10     Increase in any manner the compensation of any of Company’s or Subsidiary’s directors, officers, employees or consultants or enter into, establish, amend or terminate any Company Plan other than (A) as required pursuant to the terms of a Company Plan in effect on the date of this Agreement and (B) increases in salaries, wages or benefits of employees in the ordinary course of business consistent with past practice; or

6.2.2.11     Agree to take any action prohibited by this Section 6.2.

6.3          Employee Matters.

6.3.1  The Purchaser acknowledges that by purchasing the Shares of the Companies, it shall, through the Company, employ all of the individuals employed by the Companies (including employees on vacation and on any Approved Absence, as defined below) as of the Closing Date.  “Approved Absence” means an approved leave of absence (including active military service), short term and long term disability (including employees on workers’ compensation).

Purchaser shall, or shall cause a Purchaser Affiliate to, offer employment, to be effective on the Closing Date, to all employees of the Asset Sellers employed in the operation of the Acquired Business who are in Active Employment Status, as defined below, immediately prior to the Closing Date.  The term “Active Employment Status” means an employee who is actively at work, on vacation, or on authorized leave of absence, but shall not include an employee on military leave, leave of absence for medical reasons (such as workers compensation, short- or long-term disability) or any individual who has permanently ceased providing services to the Asset Sellers.  An employee of any such Asset Seller who is not in Active Employment Status but who has a right to return to employment under any applicable Law shall be extended an offer of employment by Purchaser if, for any employee on military leave, the employee has a right to re-employment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (or similar state Law) and the employee makes application for employment with the Purchaser within the applicable timeframe for such re-employment rights, and for any employee on medical leave, the employee makes application for employment within thirty days (or such longer time as may be required by Law) after the time such employee is eligible to return to work in the job classification deemed warranted by Purchaser.  Notwithstanding the foregoing, the Purchaser shall not be obligated to extend an offer of employment to any such individual if the Purchaser has eliminated the individual’s position, unless specifically required by applicable Law.

For purposes hereof, each employee of the Companies and Subsidiaries (other than the Asset Sellers) (including employees on vacation and on any Approved Absence), and each employee of the Asset Sellers who accepts employment with the Purchaser on the Closing Date (or such later date as described above following a leave of absence) pursuant to this Agreement, are referred to collectively as the “Employees”.

Notwithstanding anything herein, subject to applicable Law, this Section 6.3.1 shall not require the Purchaser, and Company or Subsidiary or any of their respective Affiliates to continue the employment of any Employee for any specified period after the Closing Date.

6.3.2  For a period of 12 months following the Closing Date, Purchaser agrees to provide, or shall cause the appropriate Company or Subsidiary or a Purchaser Affiliate to provide, each Employee, while employed by the Purchaser, Company or Subsidiary, with a base salary or wage rate that is not less than his or her base salary or wage rate in effect immediately prior to the Closing Date (or, as applicable, immediately prior to his or her Approved Absence), unless an Employee agrees otherwise.  The Purchaser shall provide or cause the Company or Subsidiary or a Purchaser Affiliate to provide, each Employee with employee benefits (other than defined benefit pension and retiree medical benefits) that are substantially similar to the employee benefits (other than defined benefit pension and retiree medical benefits) provided by Purchaser to its similarly situated employees.

6.3.3  With respect to the Purchaser’s employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Employees on or after the Closing Date (other than any non-qualified retirement or deferred compensation plans or equity-based compensation plans), service with a Company or Subsidiary shall be counted for purposes of eligibility to participate, vesting, and in determining the level of benefits with respect to vacation and severance (if any), to the same extent such service was counted under the corresponding employee benefit plans, programs, or arrangements of Sellers or the Company or Subsidiary prior to the Closing Date; provided that the Purchaser’s obligation to comply with the foregoing shall be subject to the consent of the insurer for any insured arrangement, which Purchaser shall use its reasonable best efforts to obtain.

6.3.4  With respect to any benefit plans of the Purchaser providing welfare benefits of the type described in Section 3(1) of ERISA to Employees on and after the Closing Date, (a) such plans shall grant credit for amounts paid by the Employees (including applicable deductibles, copays, annual out-of-pocket limits or similar costs) under corresponding Company Plans since January 1, 2007; and (b) shall waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions, to the extent they were waived under corresponding Company Plans; provided that the Purchaser’s obligations to comply with the provisions of subsection (b) shall be subject to the consent of the insurer for any insured arrangement, which Purchaser shall use its reasonable best efforts to obtain.  On the Closing Date and each month thereafter for the remainder of the plan year, the Sellers shall provide the Purchaser with information regarding the amount of deductibles, copays, out-of-pocket limits or similar costs incurred by each Employee during the portion of the plan year preceding such date.  Notwithstanding the foregoing, Purchaser shall credit each Employee with their balances in any medical or dependent care flexible spending accounts only if the payroll deductions made by such Employee for the plan year and not used to pay benefits under such accounts are transferred to Purchaser.

6.3.5  Effective as of the Closing Date, the Purchaser shall cover, or shall cause a Company, Subsidiary or Purchaser Affiliate to cover, Employees under a defined contribution plan and trust intended to qualify under Sections 401(a) and (k) and Section 501(a) of the Code (the “Purchaser DC Plan”).  The Purchaser shall cause the Purchaser DC Plan to permit Employees to make a direct rollover of their account balances under the Tecumseh Products Company Salaried Retirement Savings Plan and the Tecumseh Products Company Retirement Savings Plan for the Non-Union Hourly Rated Employees of the Acquired Business.  Sellers and Purchaser shall reasonably cooperate in good faith to effect such transfers or distributions as soon as practicable after the Closing Date.

6.3.6  On and after the Closing Date, Purchaser shall assume all of the duties and obligations of any Company or Subsidiary under the Transferred Company Plans that are sponsored and maintained by the Sellers; but only to the extent to which, with respect to any Transferred Company Plan from which benefits are paid out of the Company’s or Subsidiary’s general assets, the liabilities for such plans are accrued as liabilities on the Closing Balance Sheet.  All Transferred Company Plans that are sponsored or maintained by a Company or Subsidiary (other than the Asset Sellers) shall remain the responsibility of the Company or Subsidiary on and after the Closing Date.  Notwithstanding, the Sellers shall, on and after the Closing Date, continue to provide retiree medical and life insurance coverage under the Tecumseh Products Company Retiree Medical and Life Insurance Plan for Fasco Employees to individuals and their eligible spouses and dependents who are receiving retiree medical and life insurance benefits as of the Closing Date (“Company Retirees”); provided, however, that the Sellers may, at any time, in Sellers’ sole discretion (subject to applicable Laws), revise or terminate the medical and life insurance coverage as applicable to such Company Retirees.

6.3.7  With respect to all other Company Plans that are not Transferred Company Plans, the Sellers shall retain all of the duties and obligations under all such Plans, and the Purchaser shall assume no liability or obligations under such plans.  Sellers shall amend each such Company Plan that provides retirement benefits (other than welfare benefits) to Employees to fully vest each Employee under such Company Plan as of the Closing Date.  With regard to any Company Plan that is a 401(k) plan, Sellers shall make all matching contributions that have been accrued through the Closing Date but not yet paid, without regard to any requirement that the Employee be employed on the last day of the plan year or have completed a minimum number of hours of service.  Seller shall take appropriate action under each such Company Plan that is a bonus plan, including the Tecumseh Products Company Key Employee Bonus Plan, to provide that Employees will be paid a pro-rata bonus, based on quarterly target bonus amounts, earned as of the Closing Date.

6.3.8  The parties agree that, with respect to the Employees who accept employment with Purchaser as of the Closing Date, they respectively meet the definition of “predecessor” and “successor” as defined in Revenue Procedure 2004-53.  For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, Sellers and Purchaser shall utilize the “Alternative Procedure” described in Section 5 of Revenue Procedure 2004-53.  The parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act purposes for the calendar year within which the Closing Date occurs, Company meets the definition of “predecessor” and Purchaser meets the definition of “successor” as defined in the IRS Regulation Section 31.3121(a)(1)1(b).  Sellers shall supply Purchaser, with respect to all Employees, all cumulative payroll information as of the Closing Date.  Notwithstanding the foregoing, Purchaser shall not assume any Liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of Sellers.  Sellers shall pay all such Liabilities as and when due.  Each party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign or other Laws.

6.3.9  Required Notice.  Sellers shall provide any plant closing notices as required under federal, state or local Law (including the Worker Adjustment Retraining Notification Act of 1988, as amended) as a result of the transactions contemplated by this Agreement, and Sellers shall indemnify and hold harmless Company from and against all Losses arising from Sellers’ failure to provide such notice on a timely and effective basis.

6.3.10  Mexico Employees.  Notwithstanding anything in this Agreement to the contrary, the parties covenant and agree that on the Closing Date all Persons employed (as determined under Mexican Federal Labor Law (the “MFLL”)) as of the Closing Date by Fasco Mexico (the “Mexico Employees”) shall be transferred to a Mexican company to be determined by the Purchaser pursuant to an employer substitution as provided under, and in accordance with, the applicable terms and provisions of the MFLL.  Pursuant to such employer substitution:  (i) subject to the provisions of the MFLL, no severance has to be paid to the Mexico Employees who are transferred by Fasco Mexico pursuant to such employer substitution; (ii) the current labor conditions granted to the Mexico Employees shall remain in effect without change or diminution as required under the MFLL, including but not limited to, position, work shift, work scope, salary and benefits; (iii) the employer substitution shall become effective as of the date the employment substitution agreement is executed by Fasco Mexico and the Purchaser, and, at the Closing, Fasco Mexico and the Purchaser shall provide notice of the employment substitution to the affected employees, pursuant to article 41 of the Ley Federal de Trabajo of Mexico and (iv)  the Sellers shall pay the mandatory Mexican profit sharing accrued to the Closing Date in accordance to the MFLL.

6.4  Preservation of Records.  Subject to Section 9.6.2.3 and 9.6.4.1 (relating to the preservation of Tax records), the Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of each Company and Subsidiary, including records related to Tax matters, for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or related to any Tax matters, or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event the Sellers or the Purchaser wishes to destroy such records within five (5) years of the Closing Date, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records.

6.5  Publicity.  Neither the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, based upon advice of their respective legal counsel, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or national quotation system on which the Purchaser or the Sellers list securities, providedthat, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

6.6  Use of Names.

6.6.1  Purchaser agrees that it shall cause each Company and Subsidiary to (i) as soon as practicable after the Closing Date and in any event within sixty (60) days following the Closing Date, cease to make any use of the name “Tecumseh Products Company” or “Tecumseh,” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Sellers Marks”), and (ii) immediately after the Closing, cease to hold itself out as having any affiliation with Sellers or any of its Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than sixty (60) days following the Closing Date, Purchaser shall cause each Company and Subsidiary to remove, strike over or otherwise obliterate all Sellers Marks from all materials owned by each Company and Subsidiary, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, each Company’s and Subsidiary’s website, and other materials in any form or media; provided, however, that any Company or Subsidiary may during such sixty (60) day period continue to use any such material containing a Sellers Mark to the extent that it is not practicable to remove or obliterate such Sellers Mark.  The Sellers hereby grant to the Purchaser a limited license to continue the use of Sellers Marks existing on the Closing Date for the life of dies, tooling, molds, and machinery and equipment as presently used in the Acquired Business.

6.6.2  Tecumseh agrees that it shall cause each Asset Seller and each of its other Affiliates to (i) as soon as practicable after the Closing Date and in any event within sixty (60) days following the Closing Date, cease to make any use of the name “Fasco Products” or “Fasco,” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Fasco Marks”), and (ii) immediately after the Closing, cease to hold itself out as having any affiliation with Purchaser, any Company or Subsidiary or any of their respective Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than sixty (60) days following the Closing Date, Tecumseh shall cause each Asset Seller and each of its other Affiliates to remove, strike over or otherwise obliterate all Fasco Marks from all materials owned by Tecumseh, each Asset Seller and their respective Affiliates, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, its and its Affiliate’s website, and other materials in any form or media; provided, however, that Tecumseh and any Asset Seller may during such sixty (60) day period continue to use any such material containing a Fasco Mark to the extent that it is not practicable to remove or obliterate such Fasco Mark.  Purchaser hereby grants to the Sellers a limited license to continue the use of Fasco Marks existing on the Closing Date for the life of dies, tooling, molds, and machinery and equipment as presently used in the A&S Business.

6.7  Insurance.

6.7.1  Except for insurance policies maintained with respect to Company Plans (which are governed by Section 6.3), the Purchaser acknowledges and agrees that, upon Closing, all insurance coverage provided in relation to the business of each Company and Subsidiary pursuant to policies beingmaintained by any Seller or its Affiliates (other than the Companies and Subsidiaries) (whether such policies are maintained with third party insurers or with the Sellers or its Affiliates (other than the Companies and Subsidiaries)) shall cease and no further coverage shall be available to any Company or Subsidiary as an Affiliate under any such policies that are “claims made” basis policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which a Company or a Subsidiary or any Seller or Affiliate (in the latter case in relation to the Acquired Business) may have at Closing, provided that each Company and Subsidiary  shall retain the benefit of “occurrence” based policies of insurance to the extent available in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing.

6.7.2  The Sellers agree to use commercially reasonable efforts prior to the Closing to have the Purchaser and/or the Companies and Subsidiaries added (at the Purchaser’s sole cost) as a named insured by endorsement to the Indian Harbor Insurance Company - Policy #PEC0014177 Pollution and Remediation Legal Liability and the XL Europe Limited - Policy # LPA0300039 Pollution and Remediation Legal Liability and to have waived any limitations regarding properties covered by such policies that may be triggered by the consummation of the transaction contemplated by this Agreement.

6.7.3  The Sellers agree to use commercially reasonable efforts prior to the Closing to assist the Purchaser in obtaining (at the Purchaser’s sole cost) one or more buyer-side representations and warranties insurance policies insuring the Purchaser with respect to Losses based upon, attributable to or resulting from the breach or failure of any representation or warranty of the Sellers set forth in Article 4; provided, however that such assistance shall be limited to providing information with respect to the Acquired Business and access consistent with Section 6.1 (but not including access for the performance of environmental assessments).

6.8  Reasonable Commercial Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Bodies and the making of all necessary registrations and filings (if any, including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that such efforts shall not include any requirement (A) that any party divest, sell or hold separate any assets, businesses or properties owned or held by such party or enter into any consent decree or assume any other obligations with respect to its ongoing operations or (B) to commence any litigation.

6.9  Contacts with Suppliers, Employees and Customers.  Without the prior written consent of Sellers, which may not be unreasonably withheld, Purchaser shall not contact any suppliers to, employees of, or customers of, any Company or Subsidiary in connection with or pertaining to any subject matter of this Agreement.

6.10  Sellers Commitments.  Purchaser acknowledges and agrees that, on or before the date that is ninety (90) days following the Closing Date, it shall cause any Commitment made by Sellers and their Affiliates (other than Companies and Subsidiaries) with respect to the activities (financial or otherwise) of any Company or Subsidiary to be terminated or settled or replaced by an alternate Commitment from a party other than Sellers or their Affiliates (excluding Companies and Subsidiaries).  For purposes of the foregoing, “Commitment” shall mean the financial commitments or support, performance bonds, parent company guarantees, bid bonds, bank guarantees or similar instruments set forth on Schedule 6.10.

6.11  Intellectual Property Covenants.  To the extent that Sellers transfer any Intellectual Property or Technology to Purchaser that does not relate to the Companies and Subsidiaries or the Acquired Business or is necessary to the conduct of the business of Sellers or its Affiliates (other than the Companies and Subsidiaries) as conducted up to and through the Closing Date, after written notice by Sellers to Purchaser, Purchaser agrees to transfer that Intellectual Property or Technology (excluding for all purposes any BLDC Technology) back to Sellers and/or its Affiliates or, if that Intellectual Property or Technology is used by the Companies and Subsidiaries or in the operation of the Acquired Business, to grant Sellers and/or its Affiliates a license (on terms and conditions acceptable to Purchaser) to use that Intellectual Property or Technology to the extent that Purchaser has the right to make such grant.  Conversely, to the extent that Sellers fail to transfer any Intellectual Property or Technology to Purchaser that relates to the Companies and Subsidiaries or the Acquired Business or was developed for or is necessary to the conduct of Acquired Business as conducted up to and through the Closing Date, after written notice by Purchaser to Sellers, Sellers agree to transfer that Intellectual Property or Technology to Purchaser.

6.12  Notification. Between the date of this Agreement and the Closing Date, each of the Sellers on the one hand and the Purchaser on the other hand will use its best efforts to promptly notify the other party in writing if a Seller or Purchaser becomes aware of any fact or condition that causes or constitutes a breach of any of such party’s representations and warranties under this Agreement. Should any such fact or condition require any change in any Schedule previously delivered by a party under this Agreement, such party will promptly deliver to the other party a supplement to the subject Schedule(s) specifying such change. During the same period, each of the Sellers on the one hand and the Purchaser on the other hand will use its best efforts to promptly notify the other party of the occurrence of any breach of any of its covenants in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

6.13  Estoppel Certificates. Sellers acknowledge and agree that from the date hereof through the Closing Date they shall use their commercially reasonable efforts to obtain estoppel certificates (in such form as shall be reasonably acceptable to the Purchaser) from the landlords of each of the Real Property Leases.

6.14  Pre-Closing Environmental and Excluded Liabilities.  Sellers shall take all actions necessary to discharge and pay when due all liabilities and obligations relating to Pre-Closing Environmental Liabilities and Excluded Liabilities, except any such liabilities being contested by Sellers in good faith.

6.15  Transition Services Agreement. Between the date of this Agreement and the Closing Date, the parties hereto agree to negotiate and finalize a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which Sellers will provide, if necessary, certain services to the Companies and Subsidiaries for a transitional period after the Closing Date.

6.16  Supply Agreements.  Between the date of this Agreement and the Closing Date, the parties hereto agree to negotiate and finalize one or more Supply Agreements (the “Supply Agreements”), pursuant to which Sellers and certain their Affiliates will agree to continue to supply or purchase, as the case may be, goods and services relating to the Acquired Business on terms and conditions consistent with the terms and conditions existing on the date of this Agreement and with pricing consistent with those reflected in the Financial Statements.  The parties agree that one such Supply Agreement will provide for the continued supply of laminations and other components from an Affiliate of Seller to the Acquired Business and Purchaser (the “Paris Supply Agreement”).  The parties agree that the Paris Supply Agreement will contain terms consistent with the following:  a two-year term; with quantities to be supplied consistent with the quantities supplied during the twelve-month period prior to the Closing Date, unless otherwise agreed; prices on current products of Purchaser (or its Affiliates) and current products of, and products currently being tooled for, the Acquired Business will be at the lower of current pricing or Seller’s cost, plus adjustments to reflect changes in steel prices; pricing of other products will determined according to arms-length negotiations.

6.17  Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Purchaser to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Companies and Subsidiaries being acquired pursuant to this Agreement, each Seller hereby covenants and agrees as follows:

6.17.1  Covenant Not to Compete.  For a period of five (5) years from the Closing Date, no Seller or Affiliate of any Seller will directly or indirectly:

(i)           engage in, continue in or carry on any business which competes with the business of any Company or Subsidiary or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii)           consult with, license or sell Intellectual Property or Technology to, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor in any aspect with respect to the business of any Company or Subsidiary;

(iii)           offer employment to an employee of any Company or Subsidiary during his or her employment with the Company or Subsidiary or within six months following termination of such employment, without the prior written consent of the Purchaser; provided, however, that nothing in this clause (iii) shall prohibit any Seller or Affiliate of any Seller from employing any person who responds a general solicitation to the public or general advertising; or

(iv)           engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the business of any Company or Subsidiary;

provided, however, that the foregoing shall not prohibit (a) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation; or (b) any Seller or Affiliate of any Seller from engaging in any Existing Business Activities.  The parties agree that the geographic scope of this covenant not to compete shall extend throughout the jurisdictions in which the Companies and the Subsidiaries operate, sell products or provides services as of the Closing (or in which any such activities were conducted within twelve (12) months prior to the Closing).  In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

6.17.2  Exclusivity.  Except with respect to an Acquisition Proposal relating solely to the sale of the A&S Business, from the date of this Agreement until the Closing or the date this Agreement is terminated under Article 3, neither Tecumseh nor any of its Affiliates will, or will permit any officer, director, employee or representative of Tecumseh nor any of its Affiliates to:  (a) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to (other than to decline interest in) solicitations by third parties relating to any merger, sale or other disposition of the Transferred Assets, the Shares, the Acquired Business or substantially all the assets of any Company or Subsidiary (an “Acquisition Proposal”), (b) enter into or participate in any discussion, negotiation or agreement with respect to any such Acquisition Proposal, or (c) furnish any non-public information to any third party in connection with an Acquisition Proposal.  Tecumseh and its Affiliates shall promptly advise the Purchaser of any Acquisition Proposal or inquiry regarding the making of an Acquisition Proposal, including any requests for information, the material terms and conditions of such request.

6.17.3  Equitable Relief for Violations.  Each Seller agrees that the provisions and restrictions contained in this Section 16.17 are necessary to protect the legitimate continuing interests of the Purchaser in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to the Purchaser for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, the Purchaser shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 16.17.

6.18  Title Insurance.  With respect to the Eldon, Missouri Owned Property, within ten (10) days after the date of this Agreement, Sellers shall deliver to Purchaser a title insurance commitment issued by a national title insurance company reasonably acceptable to Purchaser (the “Title Company”), together with copies of all instruments referenced therein, pursuant to which the Title Company shall agree to issue to Purchaser a standard ALTA Form 2006 owner’s policy of title insurance in the full amount of the fair market value of the Eldon, Missouri Owned Property, insuring good and marketable title to the Eldon, Missouri Owned Property (expressly including all easements and other appurtenances thereto), subject only to Permitted Exceptions (but with all standard exceptions deleted), and including such endorsements as Purchaser may reasonably request, including without limitation, (i) zoning 3.1 endorsement, (ii) owners comprehensive endorsement insuring over violations of title covenants, conditions and restrictions, (iii) access endorsement, (iv) “same as” survey endorsement, (v) location endorsement, (vi) contiguity endorsement, and (vii) non-imputation endorsement.

6.19  Survey.  With respect to the Eldon, Missouri Owned Property, within twenty (20) days after the date of this Agreement, Sellers shall deliver to Purchaser an original current survey of the Eldon, Missouri Owned Property certified to Purchaser and to the Title Company, prepared by registered surveyors reasonably satisfactory to Purchaser, which surveys shall be prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (including all Table A Items except contours).

6.20  Employer Substitution Agreement. Between the date of this Agreement and the Closing Date, the parties hereto agree to negotiate and finalize a Employer Substitution Agreement (the “Employer Substitution Agreement”), pursuant to which the Mexico Employees shall be transferred by Fasco Mexico to a Mexican company to be determined by the Purchaser in accordance with Section 6.3.10.

6.21  License Agreement.  Between the date of this Agreement and the Closing Date, the parties hereto shall agree to negotiate and finalize a License Agreement (the “License Agreement”) pursuant to which the Purchaser, a Company or a Subsidiary, as the case may be, will license BLDC Technology to Tecumseh (or an appropriate Affiliate of Tecumseh) on a royalty-free, non-exclusive basis for use within the single field of use of hermetic motors incorporated into compressors.

ARTICLE 7

CONDITIONS TO CLOSING

7.1  Condition Precedent to Obligations of Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following condition (which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

7.1.1  The representations and warranties of Sellers in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) to the extent that any representation or warranty is made as of a specific date, such representation or warranty shall be true and correct as of such date; (ii) any update to or modification to the Sellers’ Schedules made after the date of this Agreement shall be disregarded; and (iii) all materiality qualifications contained in such representations and warranties shall be disregarded); provided, however, that in the event of a breach of a representation and warranty (except Sections 4.2, 4.3 and 4.7), the condition set forth in this Section 7.1 shall be deemed satisfied unless the effect of all such breaches of representations and warranties (except a breach of Sections 4.2, 4.3 and 4.7) taken together results in a Company Material Adverse Effect.

7.1.2  Each of the covenants and obligations that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects, except that the covenants and agreements contained in Section 6.2 shall be duly performed or complied with in all respects.

7.1.3  There shall not have occurred any Company Material Adverse Effect or any event or circumstances that would result in a Company Material Adverse Effect.

7.1.4  Sellers shall have obtained the consents, approvals and/or authorizations of any third person required under the Contracts set forth on Schedule 7.1.4 to consummate the transactions contemplated under this Agreement or to otherwise transfer such Contracts to the benefit of the Purchaser.

7.1.5  Sellers (and such Affiliates of Sellers listed on Annex A) shall be able to deliver to the Purchaser all outstanding shares of stock in each of the Companies and the Subsidiaries (other than the Asset Sellers) and the Transferred Assets held in the name of the Sellers, free and clear of any and all Liens of any kind whatsoever, except (i) for Permitted Exceptions with respect to the Transferred Assets and (ii) for the right of first refusal arising following the Closing described in Article 11 of The Articles of Assocation of FascoYamabishi Ltd.

7.1.6  Purchaser shall have obtained, at Sellers’ expense, good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in this Agreement.

7.1.7  Purchaser and Sellers shall have agreed on the terms of the Trade Escrow Agreement, in the event that the Sellers have not completed the corrective actions set forth on Schedule 7.1.7 not less than five (5) Business Days before the Closing Date.

7.1.8  The Sellers shall have executed and delivered to the Purchaser a settlement agreement (the “Settlement Agreement”) to fully and finally resolve the matter described on Schedule 4.9.

7.1.9  The Sellers, the Companies and the Subsidiaries shall have terminated, and shall have caused all other parties to terminate, the Intellectual Property License Agreement between Fasco Australia Pty. Ltd. and Tecumseh Compressor Company, dated June 22, 2007 and the Intellectual Property License Agreement between In Motion Technologies Pty. Ltd. and Tecumseh Compressor Company, dated June 22, 2007 and all rights of any licensee (or sublicensee) thereunder without any continuing or residual rights or licenses or sublicenses granted thereto and no other licenses, sublicenses, assignments or other transfers of any BLDC Technology shall have been granted by any Seller, Company or Subsidiary or any of their respective Affiliates, without the Purchaser’s prior written consent.

7.2  Condition Precedent to Obligations of Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

7.2.1   The representations and warranties of Purchaser in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

7.2.2  Each of the covenants and obligations that Purchaser is required to perform or comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

7.2.3  The Sellers shall have received satisfactory evidence that the Mexico company designated by the Purchaser to receive the Transferred Assets from Fasco Mexico has qualified under the Maquiladora Program and has registered all the assets, raw materials, tools, inventories and finished products imported on temporarily basis by Fasco Mexico.

7.2.4  The environmental assessments performed by the Purchaser in accordance with Section 6.1 shall not have identified a condition that will cause a Company Material Adverse Effect.

7.3         Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party in whole or in part to the extent permitted by applicable Law):

7.3.1  The consents, waivers, approvals or other authorizations of Governmental Bodies required to consummate the transactions contemplated hereby, including those listed on Schedule 4.6.2 and Schedule 5.3.2, shall have been obtained or otherwise satisfied and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

7.3.2  No Order issued by any court of competent jurisdiction or other Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

ARTICLE 8

DOCUMENTS TO BE DELIVERED

8.1  Documents to be Delivered by the Sellers.  At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

8.1.1    Stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock transfer powers or forms and with all requisite stock transfer tax (including stamp duty) stamps attached;

8.1.2    One or more bills of sale in form and substance acceptable to Purchaser and the Sellers, covering all personal property included within the Transferred Assets and, where applicable, Mexican invoices that comply with the requirements established in the federal Fiscal Code of Mexico;

8.1.3       One or more warranty deeds in form and substance acceptable to Purchaser and the Sellers, covering all Owned Property included within the Transferred Assets;

8.1.4       An Assumption and Assignment Agreement in form and substance acceptable to Purchaser and the Sellers (the “Assignment and Assumption Agreement”), evidencing the assumption by Purchaser of the Assumed Liabilities;

8.1.5       Assignment agreements providing for the assignment of the Fasco Intellectual Property to Purchaser, in form and substance acceptable to Purchaser and the Sellers;

8.1.6       A written release of all Liens on the Shares, the Transferred Assets and the assets of the Companies and Subsidiaries (other than the Asset Sellers) on which Liens have been placed, except for Permitted Exceptions;

8.1.7       Amendments to each of the First Lien Credit Agreement dated as of February 6, 2007, as amended, and the Amended and Restated Second Lien Credit Agreement dated as of November 13, 2006, as Amended (the “Credit Agreements”) in form and substance reasonably satisfactory to the Purchaser with respect to the subject matter of this Section 8.1.7 evidencing: (i) the consent of the Collateral Agent (as defined in the Credit Agreements) and the relevant lenders to the granting of a security interest in favor of the Purchaser (collectively the “Purchaser Security Interests”) in the Escrow Funds, the Settlement Escrow Funds, and the Trade Escrow Funds (if any) (collectively, for purposes of this Section 8.1.7, the “Funds”) pursuant to the terms of the Escrow Agreement, the Settlement Escrow Agreement, and the Trade Escrow Agreement (if any) (collectively, for purposes of this Section 8.1.7, the “Fund Agreements”), (ii) with respect to the security interests in favor the Collateral Agent for the benefit of the lenders (collectively the “Lenders”) under the Credit Agreements or any extension of credit during the term of a Fund Agreement (the “Senior Security Interests”), (A) the subordination of the Senior Security Interests to the Purchaser Security Interests with respect to any rights the Sellers may have in the Funds for the period (x) beginning on the date the Funds are deposited with the Escrow Agent and (y) ending, with respect to each and every disbursement to a Seller pursuant to the terms of a Fund Agreement, on that date at which such Funds, or a portion thereof, are distributed to a Seller by the Escrow Agent pursuant to the terms of the relevant Fund Agreement (but only to the extent of such disbursement) and (B) the release of the Senior Security Interests on that date on which any such Funds are disbursed to any party other than a Seller pursuant to the terms of the relevant Fund Agreement, and (iii) the consent of the Collateral Agent and the relevant lenders to the Sellers’ entry into, and the consummation of the transactions contemplated by, this Agreement and the other documents and agreements, including the Fund Agreements, contemplated hereby and the waiver of any defaults of events of default, if any, arising therefrom;

8.1.8  (a) written resignations of each of the directors of each Company and Subsidiary; and (b) written resignations of those Company and Subsidiary officers identified by Purchaser;

8.1.9         Certificates of the Secretary, Assistant Secretary or other officer of each Seller, dated the Closing Date, as to the resolutions duly and validly adopted by the board of directors such Seller evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement;

8.1.10       The Escrow Agreement, the Settlement Escrow Agreement, and the Trade Escrow Agreement (if any), duly executed by each Seller and the Escrow Agent;

8.1.11       The Transition Services Agreement, Supply Agreements, Employer Substitution Agreement and License Agreement referenced in Sections 6.15, 6.16, 6.20 and 6.21, respectively, duly executed by each Seller and all appropriate Affiliates of each Seller;

8.1.12       Evidence in such form as shall be reasonably acceptable to the Purchaser that each of the obligations and payments set forth on Schedule 8.1.12 has been, or upon payment pursuant to Section 2.3.1(d) will be, fully and finally satisfied; and

8.1.13      Such other documents and seals as the Purchaser shall reasonably request.

8.2          Documents to be Delivered by the Purchaser.  At the Closing, the Purchaser shall deliver to the Sellers and/or Escrow Agent the following:

8.2.1       The Initial Purchase Price, Escrow Amount, Settlement Escrow Amount, and the Trade Escrow Agreement (if any), each in accordance with Section 2.3;

8.2.2       Evidence of the wire transfers of the Initial Purchase Price, Escrow Amount, Settlement Escrow Amount, and Trade Escrow Amount (if any) referred to in Sections 2.3.1 and 2.3.2, respectively;

8.2.3      A certificate of the Secretary, Assistant Secretary or other officer of Purchaser, dated the Closing Date, as to the resolutions duly and validly adopted by the board of directors of Purchaser evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement;

8.2.4     The Escrow Agreement, the Settlement Escrow Agreement, and the Trade Escrow Agreement (if any) duly executed by the Purchaser and the Escrow Agent;

8.2.5     The Transition Services Agreement, Supply Agreements, Employer Substitution Agreement and License Agreement referenced in Sections 6.15, 6.16, 6.20 and 6.21 respectively, duly executed by the Purchaser;

8.2.6  the Assignment and Assumption Agreement, duly executed by the Purchaser;

8.2.7  with respect to any Transferred Assets permanently imported or purchased in Mexico by Fasco Mexico, to which title belongs to Fasco Mexico, an official tax invoice in compliance with applicable Mexican Tax Laws;

8.2.8  with respect to any Transferred Assets temporarily imported by Fasco Mexico under the maquiladora program, to the extent that the Purchaser has obtained, directly or indirectly, appropriate governmental approvals and filings, a customs transfer between Fasco Mexico and a Mexican company to be determined by the Purchaser, shall be made, which  requires the filing of  export and import pedimentos before Mexican Customs pursuant to the procedures set forth in the Mexican Customs Law and the Annual Rules of Foreign Trade for the year 2007;

8.2.9   original executed NAFTA certificates of origin of all the raw materials, work in process and  finished products transferred at the Closing to the Mexican company to be determined by the Purchaser; and

8.2.10  such other documents as the Sellers shall reasonably request.

ARTICLE 9

INDEMNIFICATION

9.1  General Indemnification.

9.1.1  Subject to Sections 9.2 and 9.3, the Sellers hereby agree to jointly and severally indemnify and hold the Purchaser, each Company and Subsidiary, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

9.1.1.1  subject to Section 9.4, any and all Losses based upon, attributable to or resulting from the breach or failure of any representation or warranty of the Sellers set forth in Article 4, or any representation or warranty contained in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement (without giving effect to any supplement to the Schedules), to be true and correct (in each case, ignoring for purposes of determining the existence of any such breach or failure or the amount of any Losses with respect thereto, any “materiality,” “Company Material Adverse Effect” or similar qualifiers set forth in such representations and warranties);

9.1.1.2  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

9.1.1.3  any Seller Retained Liabilities;

9.1.1.4  any Excluded Liabilities (other than Pre-Closing Environmental Liabilities); and

9.1.1.5  any Pre-Closing Environmental Liabilities.

9.1.2  Subject to Sections 9.2 and 9.4, Purchaser hereby agrees to indemnify and hold the Sellers, and its respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns harmless from and against:

9.1.2.1  subject to Section 9.4, any and all Losses based upon, attributable to or resulting from the breach or failure of any representation or warranty of the Purchaser set forth in Article 5, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement (without giving effect to any supplement to the Schedules), to be true and correct (in each case, ignoring for purposes of determining the existence of any such breach or failure or the amount of any Losses with respect thereto, any “materiality” or similar qualifiers set forth in such representations and warranties); and

9.1.2.2  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement.

9.1.3  The provisions of this Section 9.1 and Section 9.5 shall not apply to Taxes, which shall be governed by the provisions of 9.6.

9.2  Limitations on Indemnification for Breaches of Representations and Warranties.  An indemnifying party shall not have any liability under Section 9.1.1.1 or 9.1.2.1 for breaches of representations and warranties (except for the representations and warranties set forth in Sections 4.2, 4.3, 4.7, 4.11, 4.21 and 5.2):

9.2.1  with respect to any individual claim for the breach of a representation and warranty, unless and until the Losses claimed exceed Fifty Thousand Dollars ($50,000) (the “De Minimis Amount”);

9.2.2  unless and until the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties, exceeds, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), disregarding any individual claim that does not exceed the De Minimis Amount and then only to the extent that such Losses exceed the Deductible; and

9.2.3  for any Losses in excess of an amount equal to ten percent (10%) in the aggregate of the Final Purchase Price (the “Cap”) once the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties equals or exceeds the Cap.

9.3  Limitations on Indemnification for Environmental Liabilities.

9.3.1  Sellers shall have no obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any liability arising in connection with a breach of the representation and warranty set forth in Section 4.20 or under Section 9.1.1.5 (“Environmental Liabilities”) to the extent that such Environmental Liabilities are directly caused by Purchaser conducting any soil or groundwater sampling on the Company Property if such sampling is not (i) required by Environmental Law, an Order, or a Governmental Body with jurisdiction over the property; (ii) conducted in conjunction with a transaction that includes the sale of interests in the Company Property located in Eldon, Missouri or Thailand; (iii) required pursuant to any Real Property Lease; or (iv) conducted as part of any maintenance, repair or reconstruction activities required to keep or return any buildings, plants, improvements or other structures to the condition existing on the Closing Date, and in which event, in conducting such activities, Purchaser becomes aware of  any condition or the presence of any Hazardous Substance that requires notice to be provided or any action to be taken under any Order, any Environmental Laws or any other Laws.

9.3.2  Remedial Actions shall be conducted in a reasonable and cost-effective manner, to standards applicable for the current use of the subject properties, and to the extent applicable to that particular site, shall include the use of risk-based cleanup standards or natural attenuation.

9.3.3  Any claim for indemnification of a Loss under Section 9.1.1.5 (other than a claim for a Loss based upon, attributable to or resulting from the presence of any Hazardous Substance in any Fasco Products, which claim shall not be limited by this Section 9.3.3) that is not asserted by 11:59 p.m. on December 31, 2015 may not be pursued and is hereby irrevocably waived after such time.  Any claim for indemnification of a Loss under Section 9.1.1.4 asserted prior to such time and date will be timely made for purposes hereof.

9.4  Survival of Representations and Warranties and Covenants.

9.4.1  The representations and warranties of Purchaser and Sellers contained in this Agreement shall survive the Closing solely for purposes of Article 9 and such representations and warranties shall terminate at 11:59 p.m. on the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.2, 4.3, 4.7 and 5.2 shall survive the Closing and remain in effect indefinitely; (ii) the representations and warranties contained in Section 4.11 shall survive the Closing until the expiration of six (6) months following the last day on which the Tax may be validly assessed with due regard to any extension of time for assessment by the IRS or any other Governmental Body against any Company, any Subsidiary, or any of their respective assets; and (iii) the representations and warranties contained in section 4.16 shall survive the Closing until the expiration of the applicable statute of limitations (including extensions thereof).  Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.  Any claim for indemnification of a Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

9.4.2  Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

9.5  General Indemnification Procedures.

9.5.1  In the event that any Legal Proceedings shall be instituted or any claim or demand, including a third party claim or demand (including reasonable attorney fees) (collectively, with a Legal Proceeding, a “Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 9.1 (regardless of the De Minimis Amount or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this Article 9 to be forwarded to the indemnifying party.  Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section 9.1 and enclose true and correct copies of any and all written documents furnished to the indemnified party by the Person that instituted the Claim.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party (i) if so requested by the indemnifying party to participate; (ii) if, in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; or (iii) if the indemnifying party does not, in the reasonable opinion of the indemnified party, based on the written advice of counsel, diligently conduct such defense; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.  The indemnified party shall promptly supply to the indemnifying party copies of all correspondence and documents relating to or in connection with such Claim and keep the indemnifying party fully informed of all developments relating to or in connection with such Claim (including, without limitation, providing to the indemnifying party on request updates and summaries as to the status thereof).

9.5.2  If the indemnifying party assumes the defense of a Claim, (i) no compromise or settlement of such Claim may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent, which shall not be unreasonably withheld.

9.5.3  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its Affiliates other than as a result of monetary damages, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.5.4  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

9.5.5  The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

9.5.6   Payment Through Escrow.  During the term of the Escrow Agreement (exclusive of any extension thereof past its regular term which occurs solely as a result of a Claim being made thereunder, other than with respect to such Claim), if the Sellers are determined to owe a Claim amount under Section 9.1, then the amount due to the Purchaser Indemnified Parties shall be made first by the delivery to the Purchaser pursuant to the Escrow Agreement of cash from the Escrow Funds in the amount of the Claim to be so satisfied (or, if the amount of the Escrow Funds is less than the Claim amount, by delivery of the entire Escrow Funds).  For the avoidance of doubt, no amount due to the Purchaser hereunder shall be limited by the amount of the Escrow Funds.  If the amount of any Claim exceeds the Escrow Funds then remaining available, then the Sellers shall pay to the Purchaser the amount of such difference not paid from the Escrow Funds.

9.6  Tax Matters.

9.6.1  Tax Indemnification.

9.6.1.1  Sellers shall indemnify Purchaser and its Affiliates (including each Company and Subsidiary) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all liability for Excluded Taxes.  Notwithstanding the foregoing, Sellers shall not indemnify and hold harmless Purchaser and its Affiliates (including each Company and Subsidiary) or any of their respective officers, directors, employees or agents, from any liability for Taxes attributable to any action taken on or after the Closing Date by Purchaser, any of its Affiliates (including each Company and Subsidiary) or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required by applicable Law or by this Agreement) (a “Purchaser Tax Act”) or attributable to a breach by Purchaser of its obligations under this Agreement.

9.6.1.2  Purchaser shall, and shall cause each Company and Subsidiary to, indemnify Sellers and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of each Company and Subsidiary for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Purchaser’s indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), and (ii) all liability for Taxes attributable to a Purchaser Tax Act or to a breach by Purchaser of its obligations under this Agreement.

9.6.1.3  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

9.6.1.3.1  real, personal and intangible property Taxes (“Property Taxes”) of each Company and Subsidiary allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

9.6.1.3.2  the Taxes (other than Property Taxes) of each Company and Subsidiary allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Effective Time on the Closing Date, applying all exemptions, allowances or deductions (including, but not limited to, depreciation and amortization deductions) applicable to such Pre-Closing Tax Period applied on an annual basis shall be allocated between the periods in proportion to the number of days in each period.

9.6.2  Procedures Relating to Indemnification of Tax Claims.

9.6.2.1  If one party is responsible for the payment of Taxes pursuant to Section 9.6.1 (the “Tax Indemnifying Party”), and the other party (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim.  If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to contest such Tax Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party position is actually prejudiced as a result thereof.

9.6.2.2  With respect to any Tax Claim, the Tax Indemnifying Party shall assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative proceedings with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however, that in the case of a Tax Claim relating solely to Taxes of a Company or Subsidiary for a Straddle Period, Sellers and Purchaser shall jointly control all proceedings taken in connection with any such Tax Claim, further provided, that in the case of the settlement of any Tax Claim that can be reasonably expected to impact the Taxes of any Company or Subsidiary for any Tax period other than a Pre-Closing Tax Period, the prior written consent of the Purchaser shall be required (which consent may not be unreasonably conditioned, withheld or delayed).

9.6.2.3  The Tax Indemnified Party and each of its respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

9.6.2.4  In no case shall the Tax Indemnified Party, the Companies, the Subsidiaries, or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party’s prior written consent.  Neither party shall settle a Tax Claim relating solely to Taxes of any Company or Subsidiary for a Straddle Period without the other party’s prior written consent.

9.6.3  Responsibility for Preparation and Filing of Tax Returns and Amendments.

9.6.3.1  For any taxable period of a Company or Subsidiary that includes (but does not end on) the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such returns, reports and forms; provided that Sellers shall reimburse Purchaser for any amount owed by Sellers pursuant to Section 9.6.1.1 with respect to the taxable periods covered by such Tax Returns.  All such Tax Returns shall be prepared on a basis consistent with past practice, except to the extent any position does not have sufficient legal support to avoid the imposition of penalties, fines or similar amounts.  Purchaser shall furnish such Tax Returns to Sellers for its approval (which approval shall not be unreasonably delayed or withheld) at least twenty (20) days prior to the due date for filing such Tax Returns.

9.6.3.2  For any taxable period of a Company or Subsidiary that ends on or before the Closing Date, Sellers shall timely prepare and Purchaser or Sellers, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed.  Purchaser shall timely furnish tax work papers to Sellers upon request in accordance with Sellers’ past custom and practice.  Sellers shall pay all Taxes due with respect to such Tax Returns.  Such Tax Returns shall be prepared in a manner such that all positions have sufficient legal support to avoid the imposition of penalties, fines or similar amounts.  Any Tax Returns to be filed by Purchaser, a Company or Subsidiary shall be furnished by Sellers to the Purchaser, such Company or Subsidiary, as the case may be, for signature and filing at least twenty (20) days prior to the due date for filing such Tax Returns and the Purchaser, such Company or Subsidiary, as the case may be, shall promptly sign and timely file any such Tax Return.  Purchaser and Sellers agree to cause each Company and Subsidiary to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the Effective Time on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

9.6.3.3  Sellers shall be responsible for filing any amended, consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date.  For those jurisdictions in which separate Tax Returns are filed by any Company or Subsidiary, any required amended Tax Returns shall be prepared by Sellers and furnished to the Purchaser, such Company or Subsidiary, as the case may be, for signature and filing at least twenty (20) days prior to the due date for filing such Tax Returns, and the Purchaser, such Company or Subsidiary, as the case may be, shall promptly sign and timely file any such amended Tax Return.

9.6.3.4  In the event a dispute arises regarding whether a position taken on any Tax Return complies with this Agreement, such dispute shall be resolved by following the procedures described in Sections 2.2.2 and 2.2.3

9.6.4  Cooperation.

9.6.4.1  Each of Sellers, the Companies, the Subsidiaries, and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods, including records related to customs duties for the four-year period prior to Closing Date and the period beginning on the Closing Date and ending twelve months period thereafter.

9.6.4.2  Such cooperation shall include the retention and (upon the other party’s request, at the other party’s cost and expense, and at the time and place mutually agreed upon by the parties) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, the preparation of financial statements (including FIN 48) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made.  The responsibility to retain records and information shall include the responsibility to (i) retain such records and information as are required to be retained by any applicable taxing authority and (ii) retain such records and information in machine-readable format where appropriate (to the extent such records and information are in such format as of the Closing Date) such that the requesting party shall be able to readily access such records and information.  Purchaser and Sellers shall (a) retain all books and records with respect to Tax matters pertinent to each Company and Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention arrangements entered into with any taxing authority, and (b) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, or Sellers, as the case may be, shall allow the other party to take possession of such books and records at its sole cost and expense.  The requesting party shall reimburse the other party for any reasonable out-of-pocket expenses, or costs of making employees available, upon receipt of reasonable documentation of such expenses or costs.  Any information or explanation obtained pursuant to this Section 9.6.4.2 shall be maintained in confidence, except (x) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding or (y) to the extent the disclosing party provides written permission for such disclosure.

9.6.5  Refunds and Credits.

9.6.5.1  Any refunds or credits of Taxes of a Company or Subsidiary for any Pre-Closing Tax Period or that are Excluded Taxes shall be for the account of Sellers.  Any refunds or credits of a Company or Subsidiary for any taxable period beginning after the Closing Date shall be for the account of the Purchaser.  Any refunds or credits of Taxes of a Company or Subsidiary for any Straddle Period shall be equitably apportioned between Sellers and Purchaser.  Purchaser shall, if Sellers so requests and at Sellers’ expense, file for and obtain any refunds or credits, or cause such Company or Subsidiary to file for and obtain any refunds or credits, to which Sellers is entitled under this Section 9.6.5.  Purchaser shall permit Sellers to control the prosecution of any such refund claim.

9.6.5.2  Purchaser shall cause each Company and Subsidiary to elect, where permitted by applicable Law, to carry forward any Tax asset arising in a taxable period beginning after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period in which such Company or Subsidiary was included in a consolidated, combined or unitary return with the Sellers or its Affiliates.

9.7  Exclusive Remedies.

9.7.1  The parties hereto agree that their respective remedies under Article 9 of this Agreement are their exclusive remedies under this Agreement, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein, and the parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any indemnifying party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Sellers Document or Purchaser Document; provided, further, that nothing contained in this Agreement (including, without limitation, this Section 9.7.1) shall affect or impair Purchaser’s or Sellers’ right to pursue any remedy in respect of a breach of any covenant or agreement contained herein to be performed by Sellers or Purchaser after the Closing Date, and for the avoidance of doubt no such remedy shall be subject to the limitations of Section 9.2; and

9.7.2  Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not include incidental, consequential, indirect, special, punitive, exemplary or other similar damages, other than compensatory damages; provided, however, that nothing herein shall prevent an indemnified party from being indemnified by an indemnifying party for all components of awards against the indemnified party in third party claims, including incidental, consequential, indirect, special, punitive, exemplary or other similar damages.

9.8  Adjustments for Insurance and Tax Benefits.  Any indemnification payable in accordance with Article 9 shall be net of any (i) amounts actually recovered (after deducting related costs and expenses) or recoverable by the indemnified party for the Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto and (ii) Tax benefits (in the form of an actual refund or a reduction in any Tax that would otherwise have been payable) realized by the indemnified party in respect of any Losses for which such indemnification payment is made.

9.9  Treatment of Indemnity Payments.  Sellers and the Purchaser agree that all indemnification payments made in accordance with Article 9 will be treated by the parties as an adjustment to the Final Purchase Price.

ARTICLE 10

MISCELLANEOUS

10.1  Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“Accounting Principles” means consistently applied accounting methods, principles and calculations of the Companies and Subsidiaries under GAAP and pursuant to which the Financial Statements were prepared and set forth in Annex B.  A specific method, principle or calculation under GAAP specified in Annex B, means a calculation made in a consistent manner (to the extent applicable) in accordance with such specific method, principle or calculation used by the Company and Subsidiaries.  For purposes of any application of GAAP hereunder, the Accounting Principles shall control and GAAP shall be applied on a basis consistent with those principles reflected by the applicable Company or Subsidiary in the preparation of its Financial Statements.

“Acquired Business” shall have the meaning set forth in the preamble of this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 6.17.2.

“Adjustment Amount” shall have the meaning set forth in Section 2.2.6.

“Adjustment Period” shall have the meaning set forth in Section 2.2.3.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“A&S Business” shall mean the Automotive/Specialty DC business as described in the Confidential Information Memorandum as conducted by the Asset Sellers on the date hereof.

“Approved Absence” shall have the meaning set forth in Section 6.3.1.

“Asset Seller” shall have the meaning set forth in the preamble of this Agreement.

“Asset Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.1.4.

“Assumed Contract Rights” shall have the meaning set forth in Section 1.2.1(c).

“Assumed Liabilities” shall have the meaning set forth in Section 1.2.3.

“Balance Sheet” shall have the meaning set forth in Section 4.8.

“Balance Sheet Date” shall have the meaning set forth in Section 4.8.

“Business Day” means any day of the year not a Saturday or a Sunday on which national banking institutions in Detroit, Michigan are open to the public for conducting business and are not required or authorized to close.

“Cap” shall have the meaning set forth in Section 9.2.3.

“Claim” shall have the meaning set forth in Section 9.5.1.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Adjustment” shall have the meaning set forth in Section 2.2.2.

“Closing Balance Sheet” shall mean a balance sheet as of the Closing Date prepared only with respect to the Acquired Business (and separately identifying the balance sheet assets and liabilities of the Asset Sellers) and prepared consistently with the Accounting Principles, which Closing Balance Sheet shall be prepared, delivered and determined in accordance the procedures and requirements established in Sections 2.2.1, 2.2.3, 2.2.4 and 2.2.5 for the preparation, delivery and determination of the Final Statement of Working Capital.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall have the meaning set forth in Section 6.10.

“Company” and “Companies” shall have the meaning set forth in the recitals of this Agreement.

“Company Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Companies and Subsidiaries (taken as a whole) other than an effect resulting from an Excluded Matter.  “Excluded Matters” means any one or more of the following: (i) the effect of any change arising from or related to any market in general in which any Company or Subsidiary operates (whether in the United States or internationally), the United States economy as a whole, or the international economy; (ii) the effect of any matter of which Purchaser is aware on the date hereof; (iii) the effect of any changes in applicable Laws, regulations or accounting rules adopted after the Closing Date; or (iv) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

“Company Plans” shall have the meaning set forth in Section 4.16.1.

“Company Property” or “Company Properties” shall have the meaning set forth in Section 4.12.

“Company Retirees” shall have the meaning set forth in Section 6.3.6.

“Confidential Information Memorandum” means the confidential information memorandum dated February 2007 prepared and distributed by Rothschild Inc.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

“Credit Agreements” shall have the meaning set forth in Section 8.1.7.

“De Minimis Amount” shall have the meaning set forth in Section 9.2.1.

“Deductible” shall have the meaning set forth in Section 9.2.2.

“Effective Time” shall have the meaning set forth in Section 1.1.

“Employees” shall have the meaning set forth in Section 6.3.1.

“Employer Substitution Agreement” shall have the meaning set forth in Section 6.20.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law, judgment or other legal requirement relating to pollution or protection of human health or the environment including, without limitation, any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 etseq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 etseq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 etseq.), the Clean Water Act (33 U.S.C. § 1251 etseq.), the Clean Air Act (42 U.S.C. § 7401 etseq.) the Toxic Substances Control Act (15 U.S.C. § 2601 etseq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 etseq.), and the regulations promulgated pursuant thereto, as amended.

“Environmental Liabilities” shall have the meaning set forth in Section 9.3.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 2.4.

“Escrow Agreement” shall have the meaning set forth in Section 2.4.1.

“Escrow Amount” shall have the meaning set forth in Section 2.3.2.

“Escrow Funds” shall have the meaning set forth in Section 2.4.1.

“Estimated Statement of Working Capital” shall have the meaning set forth in Section 2.2.1.

“Excluded Assets” shall have the meaning set forth in Section 1.2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.2.4.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, (i) for any Taxes of a Company or Subsidiary for any Pre-Closing Tax Period and (ii) as a result of Treasury Regulation §1.1502-6(a) for Taxes of Sellers or any other corporation which has been affiliated with Sellers (other than the Companies and Subsidiaries).

“Existing Business Activities” shall mean the business activities of a Seller or an Affiliate of any Seller described on Schedule 6.17.1.

“Fasco Intellectual Property” shall mean all Intellectual Property and Technology owned or developed (or being developed): (i) for use by a Company or Subsidiary (as the case may be) with respect to the Products or (ii) relating to the brushless permanent magnet motor designs and electronic controls used to drive brushless permanent magnet motors (“BLDC Technology”), in each case whether owned or registered by, licensed to or developed (or being developed) by a Company or Subsidiary or any other Affiliate of Tecumseh.

“Fasco Marks” shall have the meaning set forth in Section 6.6.2.

“Fasco Mexico” shall have the meaning set forth in the preamble of this Agreement.

“Fasco Products” means all Products and all other products at any time previously manufactured, distributed or sold by any Company or Subsidiary, or by any predecessor of any Company or Subsidiary under any brand name or mark.

“Fasco U.S.” shall have the meaning set forth in the preamble of this Agreement.

“Final Purchase Price” shall have the meaning set forth in Section 2.1.1.

“Final Statement of Working Capital” shall have the meaning set forth in Section 2.2.3.

“Financial Statements” shall have the meaning set forth in Section 4.8.

“Foreign Benefit Plan” shall have the meaning set forth in Section 4.16.8.

“Fund Agreements” shall have the meaning set forth in Section 8.1.7.

“Funds” shall have the meaning set forth in Section 8.1.7.

“GAAP” means consistently applied accounting methods, principles, policies and calculations of the Companies and Subsidiaries as provided in the books and records of the Companies and Subsidiaries under generally accepted United States accounting principles, and the basis on which the Financial Statements were prepared.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is characterized, classified or designated under or regulated by any Environmental Law as hazardous, toxic, pollutant, contaminant, explosive, radioactive or words of similar meaning or effect, including without limitation, petroleum and its by-products, nuclear fuel, asbestos, urea formaldehyde, and polychlorinated biphenyls.

“Initial Purchase Price” shall have the meaning set forth in Section 2.1.1.

“Intellectual Property” means all rights under patent, copyright, trademark or trade secret law or any other statutory provision or common law doctrine and all inventions (whether or not patentable), service marks, trade dress, logos, slogans, trade names, corporate names (including the name “Fasco”), confidential information (including ideas, formulas, compositions, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), internet websites and domain names, product listings and identification numbers, rights in telephone and facsimile numbers, know-how, manufacturing and production processes and techniques, research and development information and all other proprietary rights.

“Inventory” shall have the meaning set forth in the Accounting Principles.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Purchaser” means the actual knowledge of the senior officers of the Purchaser or other employees of the Purchaser actively involved in the transactions contemplated hereby.

“Knowledge of Sellers” means the actual knowledge of (a) James Bonsall, James Nicholson, Ronald Pratt, Paul Mracek, David Ledesma, Michael Atwood or Kevin Hein and (b) John Baughan or Bob Garrison with respect to Sections 4.14, 4.17, 4.18, 4.19 and 4.27, in each case after reasonable investigation.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Lenders” shall have the meaning set forth in Section 8.1.7.

“License Agreement” shall have the meaning set forth in Section 6.21.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” means any and all losses, claims (including third party claims), expenses, damages, judgments, settlements, debts, liabilities, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys’ fees and expenses and costs of investigation and remediation).

“MFLL” shall have the meaning set forth in Section 6.3.10.

“Material Contracts” shall have the meaning set forth in Section 4.15.

“Mexico Employees” shall have the meaning set forth in Section 6.3.10.

“Mexico Federal Labor Law” means the Ley Federal del Trabajo of Mexico.

“Objection Notice” shall have the meaning set forth in Section 2.2.4.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Other Businesses” shall have the meaning set forth in the preamble of this Agreement.

“Owned Property” or “Owned Properties” shall have the meaning set forth in Section 4.12.

“Other Business Liabilities” shall mean any and all Losses or obligations of any Company or Subsidiary or any Seller or any Affiliate of any Seller (including any current or former subsidiaries and affiliates), and any contractual liability of such entities, arising out of, related to or incurred (whether before or after the Closing) in connection with any business other than the Acquired Business.

“Paris Supply Agreement” shall have the meaning set forth in Section 6.16.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates.

“Permitted Exceptions” means (i) matters set forth in clause (a) of Section 4.12; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not, individually or in the aggregate, material to any Company’s or Subsidiary’s operations or financial condition, and that are not for delinquent amounts or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body that affect the Owned Real Property, provided that such regulations have not been violated; (v) all matters caused by Purchaser; and (vi) such other imperfections in title, charges, easements, restrictions, encumbrances and matters revealed by a plat of survey which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby or otherwise materially impair the identified Company or Subsidiary operations involving such properties, or for which the Title Company agrees to provide title insurance coverage.

“Person” means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a Governmental Body).

“Pre-Closing Environmental Liabilities” means any and all Losses or obligations of the Subsidiaries or the Companies (including any current or former subsidiaries and affiliates), and any contractual liability of such entities, arising out of, related to or incurred in connection with any pollution, threat to the environment or human health, exposure to or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Hazardous Material (as defined with reference to Environmental Laws existing as of or prior to the Closing Date) that occurred or existed on or before the Closing Date, including but not limited to any noncompliance with, or liability under, any Environmental Laws (existing as of or prior to the Closing Date), whether or not known by Purchaser.

“Pre-Closing Tax Period” means, with respect to each Company and Subsidiary, any Tax period (i) ending on or before the Closing Date, (ii) any Straddle Period beginning on the first day of the Straddle Period and ending on the Closing Date (which period may include for this purpose only the Closing Date), and (iii) any period or Tax Return of “Old T” pursuant to Treas. Reg. § 1.338(h)(10)-1 or any analogous or similar state, local or foreign law or regulation.

“Product Liability Liabilities” shall have the meaning set forth in Section 1.2.4(i).

“Product Warranty Liabilities” shall have the meaning set forth in Section 1.2.4(h).

“Products” shall mean all current products of any Company or Subsidiary and all products designed (or being designed) and/or developed (or being developed) for use of or sale by any Company or Subsidiary, but excluding current products of the A&S Business and all products designed (or being designed) and/or developed (or being developed) for use of the A&S Business.

“Property Taxes” shall have the meaning set forth in Section 9.6.1.3.1.

“Proration Settlement Date” shall have the meaning set forth in Section 10.16.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser DC Plan” shall have the meaning set forth in Section 6.3.5.

“Purchaser Documents” shall have the meaning set forth in Section 5.2.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.1.1.

“Purchaser Security Interest” shall have the meaning set forth in Section 8.1.7.

“Purchaser Tax Act” shall have the meaning set forth in Section 9.6.1.1.

“Real Property Lease” shall have the meaning set forth in Section 4.12.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material.

“Remedial Action” means all actions required under Environmental Laws to investigate, clean up, remove, treat or otherwise address any Hazardous Material located at, on or under real property.

“Securities Act” shall have the meaning set forth in Section 5.5.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Seller Documents” shall have the meaning set forth in Section 4.2.

“Seller Retained Liabilities” shall mean the Other Business Liabilities, Product Warranty Liabilities and Product Liability Liabilities associated with any products manufactured or sold by the Acquired Business on or prior to the Closing Date and any and all Losses arising out of, related to or incurred in connection with the matters set forth on Schedule 9.1.1.3.

“Sellers Marks” shall have the meaning set forth in Section 6.6.1.

“Senior Security Interests” shall have the meaning set forth in Section 8.1.7.

“Settlement Agreement” shall have the meaning set forth in Section 7.1.8.

“Settlement Escrow Agreement” shall have the meaning set forth in Section 2.4.2

“Settlement Escrow Amount” shall mean the amount determined by the Sellers and the Purchaser prior to the Closing that shall be sufficient to pay all financial obligations under the Settlement Agreement, including all payments to be made by the Sellers and the estimated costs of the Purchaser (or any Company or Subsidiary) in repairing, replacing, servicing or recalling any products under the Settlement Agreement.

“Settlement Escrow Funds” shall have the meaning set forth in Section 2.4.2.

“Shares” shall mean all the issued and outstanding shares of capital stock or other form of equity of Fasco Australia Pty. Ltd. and Fasco Motors Thailand Ltd.

“Software” shall mean all computer programs (including source code, executable code, data, databases and related documentation) embodied in Products or used in the design, development, manufacture or testing of Products.

“Straddle Period” shall have the meaning set forth in Section 9.6.1.3.

“Subsidiary” and “Subsidiaries” shall have the meaning set forth in the recitals of this Agreement.

“Supply Agreements” shall have the meaning set forth in Section 6.16.

“Target Working Capital” shall mean $43,900,000.

“Tax Claim” shall have the meaning set forth in Section 9.6.2.1.

“Tax Indemnified Party” shall have the meaning set forth in Section 9.6.2.1.

“Tax Indemnifying Party” shall have the meaning set forth in Section 9.6.2.1.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means, whether or not disputed and whether imposed by law, contract or otherwise, (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, asset, transfer, franchise, profits, gains, single business, commercial activity, inventory, capital stock, license, withholding, payroll, employment, Housing Fund Institute quotas, social security (or similar), unemployment, excise, severance, stamp, occupation, property, replacement, registration, value added, alternative or add-on minimum and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, retirement savings quotas (Cuotas del Sistema de Ahorro para el Retiro), countervailing and antidumping duties and customs processing fees, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) “Tax” shall have the correlative meaning any transferee liability in respect of any items described in clauses (i) and/or (ii).

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software (including all Software), tools, inventions, creations, improvements, works of authorship other similar materials relating the Products, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Tecumseh” shall have the meaning set forth in the preamble of this Agreement.

“Title Company” shall have the meaning set forth in Section 6.18.

“Trade Accounts Payable” shall have the meaning set forth in the Accounting Principles.

“Trade Escrow Agreement” shall have the meaning set forth in Section 2.4.3.

“Trade Escrow Amount” shall mean the amount, up to Six Million Dollars ($6,000,000), determined by the Sellers and the Purchaser prior to the Closing that shall be sufficient to pay financial obligations (including Taxes and fines) that may be owed in connection with those matters described in Schedule 4.11.14, 4.19.1, and the corrective actions described in Schedule 7.1.7.

“Trade Escrow Funds” shall have the meaning set forth in Section 2.4.3.

“Trade Receivables” shall have the meaning set forth in the Accounting Principles.

“Transfer Taxes” means all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever.

“Transferred Assets” shall have the meaning set forth in Section 1.2.1.

“Transferred Company Plans” shall have the meaning set forth in Section 4.16.2.

“Transition Services Agreement” shall have the meaning set forth in Section 6.15.

“Unrelated Accounting Firm” shall have the meaning set forth in Section 2.2.5.

“U.S. Dollars” or “Dollars” means the legal currency of the United States.

“Working Capital” means, as of the applicable date, the Inventory, Trade Receivables and Trade Accounts Payable of the Acquired Business, in each case, as reflected on the Estimated Statement of Working Capital or the Final Statement of Working Capital, as the case may be, all in accordance with Section 2.2 and prepared on a basis consistent with the Accounting Principles.

10.2  Payment of Transfer Taxes.The Purchaser, on the one hand, and the Sellers, on the other hand, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the other party for, 50% of any and all Transfer Taxes attributable to the transactions contemplated by thisAgreement. Purchaser and Sellers shall use commercially reasonable efforts to mitigate, reduce or eliminate Transfer Taxes that could arise from, or be due as a result of, the transactions contemplated in this Agreement.

10.3  Expenses.  Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including all fees and expenses of representatives, agents and advisors, it being understood that in no event shall any Company or Subsidiary bear any of such costs and expenses.

10.4  Further Assurances.  The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the documents referred to in this Agreement, and the consummation of the transactions contemplated hereby.

10.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

10.6  Submission to Jurisdiction; Consent to Service of Process.

10.6.1  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Michigan over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.6.2  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.9.

10.7  Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.8  Table of Contents and Headings.  The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.9  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally or (ii) mailed by certified or registered mail, return receipt requested, or (iii) sent by FedEx or other nationally recognized express carrier, fee prepaid to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers:                           Tecumseh Products Company
Fasco Industries, Inc.
Motores Fasco de Mexico
100 E. Patterson Street
Tecumseh, Michigan 49286
Attn: Daryl P. McDonald, Esq.
Facsimile: (517) 423-8839

With a copy to:                     Miller, Canfield, Paddock & Stone, P.L.C.
840 West Long Lake Road, Suite 200
Troy, Michigan 48098
Attn:  David D. Joswick, Esq.
Facsimile:  (248) 879-2001

If to Purchaser, to:                Regal Beloit Corporation
200 State Street
Beloit, Wisconsin  53511
Attn: General Counsel
Facsimile: (608) 364-8818

With a copy to:                    Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI  53202
Attn: Benjamin F. Garmer, III
Facsimile: (414) 297-4900

10.10  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

10.11  Binding Effect; No Third Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser’s rights to purchase the Shares and/or any Transferred Assets and the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.12  Bulk Sales Laws.  The Purchaser and the Sellers hereby agree to use commercially reasonable efforts prior to the Closing to comply with the provisions of the “bulk sales,” “bulk transfer,” tax clearance or similar laws of any state or any jurisdiction outside the United States applicable to the transfer of the Transferred Assets to the Purchaser pursuant to this Agreement.

10.13  Disclosure Schedules.  Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

10.14  Rules of Construction.  Interpretation of the Sellers and Purchaser Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in this Agreement or the Sellers or Purchaser Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; and (h) this Agreement and each of the Sellers and Purchaser Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

10.15  Counterparts.  This Agreement and each of the Sellers and Purchaser Documents may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement or a Sellers Document or Purchaser Document by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

10.16   Prorations.  The following prorations will be made as of the Closing Date, with the Sellers liable to the extent such items relate to any time period up to and including the Closing Date, if not already taken into account on the Final Statement of Working Capital, and Buyer liable to the extent such items relate to periods subsequent to the Closing Date.  To the extent any such prorations can be determined on the Closing Date, the Sellers and the Purchaser shall settle the net amount of such prorations on the Closing Date.  To the extent not settled and paid on the Closing Date, the net amount of all such prorations will be settled and paid within 60 days of the Closing Date (the “Proration Settlement Date”) by wire transfer of immediately available funds to an account designated in writing by the recipient.

10.16.1    Rents.  Rents, additional rents, taxes and other items payable under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

10.16.2    Utilities.  The amount of charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

10.16.3    Employee Benefit Obligations.  The amount of payments, bonuses, benefits or other obligations arising under any Transferred Company Plans or any other plans, programs, agreements or arrangements to which any Company or Subsidiary contributes or is obligated to contribute, which amount is to be paid, funded or otherwise satisfied following the Closing Date with respect to, including or covering any period prior to the Closing Date.

10.16.4   Other Items.  All other items to be adjusted and prorated as of the Closing Date in connection with transactions contemplated by the Agreement.

10.16.5    If the actual expense of any of the above items for the billing period within which the Closing Date falls is not known on the Proration Settlement Date, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often.  The Sellers agree to furnish the Purchaser with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

REGAL BELOIT CORPORATION

By:   /s/ Mark J. Gliebe
Name:                       Mark J. Gliebe
Title:                         President and Chief Operating Officer

SELLERS:

TECUMSEH PRODUCTS COMPANY

By:   /s/ James J. Bonsall
Name:                        James J. Bonsall
Title:                          President

FASCO INDUSTRIES, INC.

By:   /s/ James J. Bonsall
Name:                         James J. Bonsall
Title:                           Chairman

MOTORES FASCO DE MEXICO

By:   /s/ James J. Bonsall
Name:                          James J. Bonsall
Title:                            Attorney-in-fact (apoderado general)